Exhibit 99(d)(1)

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

Among

LOWRANCE ELECTRONICS, INC.,

SIMRAD YACHTING AS

and

NAVICO ACQUISITION CORP.

Dated as of January 29, 2006

i

ii

iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (hereinafter called this “Agreement”), dated as of January 29, 2006, among LOWRANCE ELECTRONICS, INC., a corporation incorporated in the State of Delaware (the “Company”), SIMRAD YACHTING AS, a stock corporation incorporated under the laws of Norway (“Parent”), and NAVICO ACQUISITION CORP., a corporation incorporated in the State of Delaware and a wholly owned subsidiary of Parent (“Merger Sub,” the Company and Merger Sub being hereinafter sometimes collectively referred to as the “Constituent Corporations”).

RECITALS

WHEREAS, the board of directors of each of Parent, Merger Sub and the Company have adopted resolutions approving and declaring advisable this Agreement, the transaction contemplated hereby and the merger of Merger Sub with and into the Company, in each case upon the terms and subject to the conditions set forth herein;

WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, each of Darrell J. Lowrance and Ronald G. Weber are entering into a Tender Agreement with Merger Sub in the form attached hereto as Exhibit 2 (collectively, the “Tender Agreements”); and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained in this Agreement, the Top-Up Option Agreement and the Tender Agreements, the parties hereto agree as follows:

ARTICLE I

The Offer and Merger

1.1.                              The Offer.  (a) As long as (i) this Agreement shall not have been terminated in accordance with its terms and (ii) none of the events or conditions described in Exhibit 1 shall exist or shall have occurred and be continuing, Merger Sub shall, as promptly as practicable and in no event later than ten (10) business days after the date hereof, commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) a tender offer to purchase all of the outstanding shares of common stock, par value $0.10 per share (the “Common Stock”), of the Company (the “Shares”) at a price of $37.00 per Share in cash, net to the seller but subject to any required withholding of Taxes, subject to the conditions set forth in Exhibit 1 and the requirements of this Agreement (such tender offer and price as they may from time to time be amended in accordance with this Agreement, the “Offer” and the “Offer Price”, respectively). Subject to Merger Sub’s right to extend the Offer as permitted by this Agreement, the Offer shall initially expire at midnight (New York City time) on the date which is 20 business days after the date on which the Offer was commenced (determined as provided in Rule 14d-1(g)(3) under the Exchange Act). If any of the conditions set forth in Exhibit 1 are not satisfied or waived by Merger Sub as of any then scheduled expiration time for the Offer, then Merger Sub may, from time to time in its sole discretion, extend the expiration time for the Offer in maximum increments of 10 business days to no later than June 30, 2006 (the “Outside Date”); provided, however, that notwithstanding the foregoing (i) Merger Sub may extend the Offer for any period required by any applicable Law (as defined in Section 5.1(i)) and (ii) after acceptance for payment of Shares for a further period of time not to exceed twenty (20) business days by means of a subsequent offering period under Rule 14d-11 under the Exchange Act.  Merger Sub expressly reserves the right to amend or modify the terms and conditions of the Offer in its sole discretion; provided, however, that notwithstanding the foregoing Merger Sub may not waive the Minimum Condition, impose any conditions other than those set forth in Exhibit 1, modify the conditions on Exhibit 1 (other than to waive any conditions on Exhibit 1 to the extent permitted by this Agreement), decrease the Offer Price below $37.00 per Share, change the form of consideration payable in the Offer, reduce the number of Shares sought in the Offer, extend the Offer other than as permitted by the immediately preceding sentence or amend any terms of the Offer in a manner adverse to the holders of Shares, in each case without the prior written consent of the Company.  On the terms and subject to the conditions of the Offer and this Agreement, Merger Sub shall pay for all Shares validly tendered and not withdrawn pursuant to the Offer that Merger Sub becomes obligated to purchase pursuant to the Offer as soon as practicable after the expiration of the Offer.  Merger Sub may, at any time, transfer or assign to one or more Subsidiaries of Parent the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment shall not relieve Merger Sub of its obligations under this Agreement or the Offer.  Whenever this Agreement requires Merger Sub to take any action, such requirement shall be deemed to include an undertaking on the part of Parent that it will cause Merger Sub to take such action.

For purposes of this Agreement, the term “business day” shall have the meaning assigned to such term in Rule 14d-1(g)(3) under the Exchange Act.

(b)                                 On the date of commencement, Parent and Merger Sub shall file with the Securities and Exchange Commission (“SEC”), pursuant to and in accordance with Rule 14d-3 and Regulation M-A under the Exchange Act (“Regulation M-A”), a

Tender Offer Statement on Schedule TO with respect to the Offer, which shall contain an offer to purchase and a related letter of transmittal and summary advertisement (such Schedule TO and the documents included therein pursuant to which the Offer will be made, together with any supplements or amendments thereto, the “Offer Documents”) and to cause the Offer Documents to be disseminated to holders of Shares as and to the extent required by the applicable federal securities laws and the rules and regulations of the SEC thereunder (collectively, the “Securities Laws”).  The Offer Documents shall comply in all material respects with the Securities Laws.  Each of Parent, Merger Sub and the Company agrees to use all reasonable efforts to respond promptly to any comments of the SEC or its staff with respect to the Offer Documents or the Offer and to promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information shall become false or misleading in any material respect or as otherwise required by the Securities Laws.  Parent and Merger Sub shall take all steps necessary to amend or supplement the Offer Documents and to cause the Offer Documents, as so amended or supplemented, to be filed with the SEC and to be disseminated to the holders of Shares, in each case as and to the extent required by Securities Laws.  The Company and its counsel shall be given reasonable opportunity to review and comment on the Offer Documents (including any amendments or supplements thereto) before they are filed with the SEC or disseminated to the stockholders of the Company. Parent and Merger Sub shall provide the Company and its counsel with copies of any written comments, and shall inform them of any oral comments, that Parent, Merger Sub or their counsel receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments and shall give the Company a reasonable opportunity to review and comment on any written or oral responses to such comments.  The Company hereby consents to the inclusion in the Offer Documents of the recommendations of the board of directors of the Company (the “Company Board”) described in Section 5.1(c) as such recommendation may be amended and until such recommendation may be withdrawn, in each case as permitted by this Agreement.

1.2.                              Company Actions.  (a)  On the date the Offer Documents are first filed with the SEC, the Company shall file with the SEC a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer containing the recommendations described in Section 5.1(c) (together with all amendments, supplements and exhibits thereto, the “Schedule 14D-9”) and shall cause the Schedule 14D-9 to be disseminated to the holders of Shares with the Offer Documents, in each case in a manner that complies with Rule 14d-9 under the Exchange Act and the Securities Laws.  The Schedule 14D-9 will comply as to form in all material respects with the Securities Laws.  The Company shall deliver copies of the proposed form of the Schedule 14D-9 to Parent within a reasonable time prior to the filing thereof with the SEC for review and comment by Parent and its counsel.  Each of the Company, Parent and Merger Sub shall use all reasonable efforts to promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by the Securities Laws.  The Company shall take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the Schedule 14D-9, as so amended or supplemented, to be filed with the SEC and to be disseminated to the holders of Shares, in each case as and to the extent required by the Securities Laws.  The Company shall provide Parent and its counsel with copies of any written comments, and shall inform them of any oral comments, that the Company or its counsel receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments and shall give Parent a reasonable opportunity to review and comment on any written or oral responses to such comments. The Company agrees to use all reasonable efforts to respond promptly to any comments of the SEC or its staff with respect to the Schedule 14D-9.

(b)                                 In connection with the Offer, the Company shall promptly furnish or cause to be furnished to Merger Sub (i) a list of the names and addresses of the record holders of Shares as of the most recent practicable date, as well as mailing labels containing such names and addresses and (ii) security position lists, computer files and any other information identifying the beneficial owners of Shares as of the most recent practicable date which the Company or the transfer agent have in their possession or control or can obtain without unreasonable effort or expense. The Company will furnish or cause to be furnished to Merger Sub such additional information (including updates of the items provided pursuant to the preceding sentence) and such other assistance as Parent may reasonably request in communicating the Offer to the record and beneficial owners of Shares.  Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger, Parent and Merger Sub and their agents shall hold in confidence the information contained in any such labels, listings and files, will use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated, will, upon request, deliver, and will use their reasonable best efforts to cause their agents to deliver, to the Company all copies of such information then in their possession or control.

1.3.                              Company Directors.  (a)  Promptly upon the purchase of, and payment for, any Shares by Merger Sub pursuant to the Offer which represent at least a majority of the Shares outstanding (determined on a fully diluted basis) and at all times thereafter, Merger Sub shall be entitled to elect or designate to the Company Board such number of directors, rounded up to the next whole number, as is equal to the product of the total number of directors on the Company Board (giving effect to the directors elected or designated by Merger Sub pursuant to this sentence) multiplied by the percentage of the outstanding Shares (determined on a fully diluted basis) that are then beneficially owned by Merger Sub and its affiliates. As used in this Agreement, the terms “beneficial ownership” (and its correlative terms) and “affiliate” shall have the meanings assigned to such terms in Rule 13d-3 and Rule 12b-2 under the Exchange Act, respectively. Upon any exercise of such right by Merger Sub, the Company shall use its best efforts to take all such actions as are necessary to (i) elect or designate to the Company Board the individuals designated by Merger Sub and permitted to be so elected or designated by the preceding sentence, including but not limited to promptly filling vacancies or newly created directorships on the Company Board, increasing the size of the Company Board (including by amending the Bylaws of the Company if necessary so as to increase the size of the Company Board) and/or securing the resignations of such number of its incumbent directors, and (ii) cause the directors so elected or designated to constitute the same percentage (rounded up to the next whole number) of the members of each committee of the Company Board as such directors represent of the Company Board, in each case to the fullest extent permitted by applicable Law and the rules of the Nasdaq National Market (“Nasdaq”).  The Company’s obligations under this Section 1.3(a) shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The Company shall promptly upon execution of this Agreement take all actions required pursuant to Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section 1.3(a), including mailing to shareholders (together with the Schedule 14D-9) the information required by Section 14(f) and Rule 14f-1 as is necessary to enable Merger Sub’s designees to be elected or designated to the Company Board. Merger Sub shall supply the Company with, and be solely responsible for, information with respect to Merger Sub’s designees and Parent’s and Merger Sub’s respective officers, directors and affiliates to the extent required by Section 14(f) and Rule 14f-1. The provisions of this Section 1.3(a) are in addition to and shall not limit any rights that any of Merger Sub, Parent or any of their respective affiliates may have as a holder or beneficial owner of Shares as a matter of applicable law with respect to the election of directors or otherwise.

(b)                                 In the event that Merger Sub’s designees are elected or designated to the Company Board pursuant to Section 1.3(a), then, until the Effective Time, the Company and Parent shall use reasonable best efforts to cause (i) the members of the Company Board on the date of this Agreement (the “Existing Directors”) to remain as directors on the Company Board, (ii) the Existing Directors (other than the chief executive officer of the Company) to remain as members of the audit committee of the Company Board and (iii) such audit committee to comply with all requirements of the Securities Laws and Nasdaq applicable thereto (collectively, the “Audit Committee Requirements”).  If any Existing Director is unable to serve due to death, disability or resignation, the remaining Existing Director(s) (or, if none of the Existing Directors are then in office, the members of the Company Board) shall be entitled to elect or designate another Person (or Persons) who will satisfy the Audit Committee Requirements to fill such vacancy and each such Person shall be deemed to be an Existing Director for purposes of this Agreement.  Notwithstanding anything in this Agreement to the contrary, at any time prior to the Effective Time when Merger Sub’s designees constitute a majority of the Company Board, Merger Sub shall cause such designees not to approve any amendment or termination by the Company of, or any waiver by the Company of, any of its rights under, this Agreement that would materially and adversely affect the holders of Shares (other than Parent and Merger Sub) or extend the time for performance of Parent’s or Merger Sub’s obligations under this Agreement, unless such action is approved by a majority of the Existing Directors.

1.4.                              The Top-Up Option.                                   (a)                                  The Company hereby grants to Merger Sub an irrevocable option (the “Top-Up Option”) to purchase that number of shares of Common Stock (the “Top-Up Option Shares”) equal to the lowest number of shares of Common Stock that, when added to the number of shares of Common Stock owned by Parent and Merger Sub at the time of such exercise, shall constitute one share more than ninety percent (90%) of the then outstanding shares of Common Stock (determined on a fully diluted basis and assuming the issuance of the Top-Up Option Shares), at a price per share equal to the Offer Price.

(b)                                 The Top-Up Option shall only be exercisable once in whole and not in part within ten (10) business days after the date on which Merger Sub accepts for payment and pays for Shares pursuant to the Offer (the “Purchase Date”); provided, however, that notwithstanding anything in this Agreement to the contrary the Top-Up Option shall not be exercisable and shall terminate on the Purchase Date if (i) the issuance of the Top-Up Option Shares would require shareholder approval under the rules of Nasdaq or (ii) the number of Top-Up Option Shares would exceed the number of authorized but unissued shares of Common Stock; and, provided, further, that the Top-Up Option shall terminate concurrently with the termination of this Agreement in accordance with its terms.  While the Top-Up Option is outstanding, the Company will not issue or reserve for issuance any shares of Common Stock or any securities or other rights convertible into, or exercisable or exchangeable for, any shares of Common Stock.

(c)                                  In the event Merger Sub wishes to exercise the Top-Up Option, Merger Sub shall so notify the Company in writing, and shall set forth in such notice (i) the number of shares of Common Stock that will be owned by Parent and Merger Sub immediately preceding the purchase of the Top-Up Option Shares and (ii) the place and time for the closing of the purchase of the Top-Up Option Shares (the “Top-Up Closing”).  The Company shall, as soon as practicable following receipt of such notice, notify Parent and Merger Sub in writing of the number of shares of Common Stock then outstanding and the number of Top-Up Option Shares.  At the Top-Up Closing, Merger Sub shall pay the Company the aggregate price required to be paid for the Top-Up Option Shares and the Company shall cause to be issued to Merger Sub a certificate representing the Top-Up Option Shares.

1.5.                              The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.7), Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease.  The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”) and the separate corporate existence of the Company, with all its rights, privileges, powers and franchises, shall continue unaffected by the Merger. The Merger shall have the effects specified in the Delaware General Corporation Law, as amended (the “DGCL”).

1.6.                              Closing.  Unless otherwise agreed in writing by the Company and Parent, the closing for the Merger (the “Closing”) shall take place at the offices of

Sullivan & Cromwell LLP, 125 Broad Street, New York, New York, at 9:00 A.M. on the first business day (the “Closing Date”) following the first day on which all of the conditions set forth in Article VII are satisfied or waived in accordance with this Agreement (other than any such conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions).

1.7.                              Effective Time.  As soon as practicable following the Closing, Parent and the Company will cause a Certificate of Merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL. The Merger shall become effective at the time when the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by the parties and specified in the Certificate of Merger (the “Effective Time”).  Notwithstanding the foregoing, if Parent and Merger Sub own at least 90% of the outstanding Common Stock after consummation of the Offer and, if applicable, exercise of the Top-Up Option, then the parties agree to effect the Merger without a meeting of shareholders of the Company pursuant to Section 253 of the DGCL.

ARTICLE II

Certificate of Incorporation and By-Laws
of the Surviving Corporation

2.1.                              The Certificate of Incorporation.  The certificate of incorporation of the Company as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation (the “Certificate of Incorporation”), until duly amended as provided therein or by applicable Law; provided, however, that at the Effective Time the Certificate of Incorporation shall be amended so that it is identical to the certificate of incorporation of Merger Sub immediately before the Effective Time except that the name of the Surviving Corporation shall be “Lowrance Electronics, Inc.” and the par value of the Common Stock of the Surviving Corporation shall be $0.01 per share.

2.2.                              The By-Laws.  The by-laws of Merger Sub as in effect at the Effective Time shall be the by-laws of the Surviving Corporation (the “By-Laws”), until duly amended as provided therein or by applicable Law.

ARTICLE III

Officers and Directors
of the Surviving Corporation

3.1.                              Directors.  The directors of Merger Sub at the Effective Time shall be the directors of the Surviving Corporation from and after the Effective Time until their successors have been duly elected and qualified or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation and the By-Laws.

3.2.                              Officers.  The officers of the Company at the Effective Time shall be the officers of the Surviving Corporation from and after the Effective Time until their successors have been duly elected and qualified or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation and the By-Laws.

ARTICLE IV

Effect of the Merger on Capital Stock;
Exchange of Certificates

4.1.                              Effect on Capital Stock.  At the Effective Time, as a result of the Merger and without any action on the part of Merger Sub, the Company or any holder of any capital stock of the Company:

(a)                                  Merger Consideration.  Each Share issued and outstanding at the Effective Time, other than Excluded Shares (as defined below), shall be converted into, and become exchangeable for, the right to receive, without interest, an amount in cash equal to the Offer Price (the “Merger Consideration”). At the Effective Time, all Shares (other than Excluded Shares) shall no longer be outstanding and shall be cancelled and retired and shall cease to exist, and each certificate representing any of such Shares (each, a “Certificate”) shall thereafter represent only the right to receive the Merger Consideration for such Shares upon surrender of such Certificate in accordance with Section 4.2.

As used in this Agreement, the following terms shall have the meanings set forth below:

“Excluded Shares” means any (i) Shares owned by (a) Parent, Merger Sub or any other direct or indirect wholly owned Subsidiary of Parent (collectively, the “Parent Companies”) or (b) the Company or any direct or indirect wholly owned Subsidiary of the Company and, in each case described in clause (a) or (b), not held on behalf of third parties or (ii) Shares as to which the record holder thereof has exercised appraisal rights pursuant to Section 262 of the DGCL (“Dissenting Shares” and “Dissenting Stockholders”, respectively).

“Subsidiary” means, with respect to any Person, any entity (whether or not incorporated) of which such Person, any of its other Subsidiaries or any combination of any of the foregoing (i) owns or controls, directly or indirectly, at least a majority of the capital stock or other ownership interests that by their terms have the voting power to elect a majority of the board of directors of such entity (or, if such entity is not a corporation, of the other Persons who perform a similar function for such entity) or (ii) otherwise is entitled to elect or appoint a majority of such board of directors (or, if such entity is not a corporation, such other Persons).

“Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity (as defined in Section 5.1(d)) or other entity of any kind or nature.

(b)                                 Cancellation of Excluded Shares.  Each Excluded Share issued or outstanding as of the Effective Time shall be cancelled and retired and shall cease to exist without payment of any consideration therefor (except to the extent that such cancellation of any Excluded Shares held by Parent, the Company or any of their respective direct or indirect wholly owned Subsidiaries would result in U.S. federal income tax to Parent, the Company or any of such Subsidiaries, in which case such Excluded Shares shall not be considered “Excluded Shares” for any purpose under this Agreement).

(c)                                  Treatment of Merger Sub Common Stock.  Each share of common stock, no par value, of Merger Sub issued and outstanding at the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation and each certificate which previously represented any shares of common stock of Merger Sub shall thereafter be deemed to represent the same number of shares of common stock of the Surviving Corporation.

4.2.                              Exchange of Certificates.

(a)                                  Paying Agent.  Prior to the Effective Time, Parent shall designate a bank or trust company to act as agent for the holders of Shares in connection with the Merger (the “Paying Agent”) and to receive the funds to which holders of Shares shall become entitled pursuant to Section 4.1. At or prior to the Effective Time, Parent shall deposit, or cause to be deposited, with the Paying Agent sufficient cash to satisfy the aggregate amounts due under this Agreement in respect of the Shares converted into the right to receive Merger Consideration pursuant to Section 4.1(a) (the “Exchange Funds”).

(b)                                 Exchange Procedures.  As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of a Certificate whose Shares were converted pursuant to Section 4.1 into the right to receive the Merger Consideration (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for effecting the surrender of the Certificates in exchange for payment of the Merger Consideration. Upon surrender of a Certificate to the Paying Agent with a duly executed copy of such letter of transmittal and compliance with all such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly represented by such Certificate, without interest thereon, and the Certificate so surrendered shall forthwith be cancelled.  If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition precedent of payment that (x) the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and (y) the Person requesting such payment shall have established to the satisfaction of the Surviving Corporation that all transfer and other taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered have been paid or are not required to be paid.  Until surrendered as contemplated by this Section 4.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration in cash as contemplated by this Section 4.2.  No interest will accrue or be paid in respect of the Merger Consideration payable upon surrender of a Certificate or otherwise.

(c)                                  Transfers.  From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time.

(d)                                 Termination of Exchange Fund.  At any time following six (6) months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) made available to the Paying Agent and not disbursed to holders of Certificates pursuant to Section 4.2(b) (or for which such disbursement is pending subject only to the Paying Agent’s routine administrative procedures) and thereafter such holders shall be entitled to look only to the Surviving Corporation for payment of the Merger Consideration upon due surrender of their Certificates, without any interest thereon. Notwithstanding the foregoing, none of Parent, the Surviving Corporation, the Paying Agent or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.

(e)                                  Investment of Exchange Fund.  The Paying Agent shall invest any cash included in the Exchange Fund, as directed by Parent, on a daily basis. Any interest and other income resulting from such investments shall be paid to Parent or the Surviving Corporation.

(f)                                    Withholding Rights.  Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code”), or any provision of state, local or foreign tax Law.  To the extent that amounts are so deducted and withheld by the Surviving Corporation or Parent, as the case may be, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holders of Shares in respect of which such deduction and withholding was made.

(g)                                 Lost, Stolen or Destroyed Certificates.  In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in customary amount and upon such terms as may be required by Parent as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Exchange Agent will pay the Merger Consideration in respect of such lost, stolen or destroyed Certificate.

4.3.                              Dissenters’ Rights.  No Dissenting Stockholder shall be entitled to any Merger Consideration in respect of the Dissenting Shares owned by such Dissenting Stockholder unless and until the holder thereof shall have failed to perfect or shall have effectively withdrawn or lost such holder’s right to dissent from the Merger under the DGCL and unless and until any such failure, withdrawal or loss occurs such Dissenting Stockholder shall be entitled to receive only the payment provided by Section 262 of the DGCL with respect to such Dissenting Shares.  If any Person who otherwise would be deemed a Dissenting Stockholder shall have failed to properly perfect or shall have effectively withdrawn or lost the right to dissent with respect to any Dissenting Shares, such Dissenting Shares shall thereupon be treated as though such Shares had been converted into the Merger Consideration pursuant to Section 4.1 hereof. The Company shall give Parent (i) prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Law received by the Company relating to stockholders’ rights of appraisal and (ii) the opportunity to direct all negotiations and proceedings with respect to demand for appraisal under the DGCL.  The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisals of Dissenting Shares, offer to settle or settle any such demands or approve any withdrawal of any such demands.

ARTICLE V

Representations and Warranties

5.1.                              Representations and Warranties of the Company.  Except as set forth in the disclosure letter (subject to Section 9.12(c) of this Agreement) delivered to

Parent by the Company prior to entering into this Agreement (the “Company Disclosure Letter”), the Company hereby represents and warrants to Parent and Merger Sub that:

(a)                                  Organization, Good Standing and Qualification.  Each of the Company and each of its Subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or other legal entity in each jurisdiction where such ownership, operation or conduct requires such qualification, except where all such failures to be so organized, qualified or in good standing or to have such power or authority, taken together, would not reasonably be expected to result in a Company Material Adverse Effect (as defined below).  The Company has made available to Parent a complete and correct copy of the certificate of incorporation and by-laws (or other comparable governing instruments) of the Company and each of its Subsidiaries, each as amended to the date of this Agreement, and each certificate of incorporation or by-laws (or other comparable governing instruments) so delivered is in full force and effect.  The Company is in compliance with the terms of its certificate of incorporation as amended and restated through the date of this Agreement (the “Company Certificate”) and its bylaws as amended through the date of this Agreement (the “Bylaws” and, collectively with the Company Certificate, the “Company Governing Documents”).

As used in this Agreement, the term “Company Material Adverse Effect” means (i) a material adverse effect on the results of operations, financial condition, cash flow, assets, liabilities, business or prospects of the Company and its Subsidiaries, taken as a whole, and (ii) any effect that would prevent, materially delay or materially impair the ability of the Company to consummate, or Parent to receive the benefits of, the Merger and the other transactions contemplated by this Agreement; provided, however, that any such effect resulting from (x) any action for which the Company requires and requests Parent’s consent under Section 6.1 and such consent is not granted, (y) conditions (including changes in economic, financial market, regulatory or political conditions) that generally affect the participants in the industries in which the Company participates except to the extent that they negatively affect the Company disproportionately compared such other participants, or (z) any disruption of employee, customer, supplier or other similar relationships or other events or circumstances primarily resulting from or which are primarily attributable to the execution or announcement of the merger agreement and the identity of the Parent, shall not be considered a Company Material Adverse Effect for purposes of this Agreement.

(b)                                 Capital Structure.  The authorized capital stock of the Company consists solely of 10,000,000 shares of Common Stock, of which 5,135,516 shares were issued and outstanding as of the close of business on January 27, 2006.  Since such date, the Company has not issued any shares of Common Stock.  All of the outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid and nonassessable.  The Company has no shares of Common Stock reserved for issuance other than 50,000 Shares reserved for issuance pursuant to the Company’s Amended and Restated 2001 Stock Option Plan (the “Stock Plan”).  There are no options to purchase Common Stock or other awards granted under the Stock Plan or rights outstanding in respect of securities of the Company or any of its Subsidiaries under any other Company Benefit Plan (collectively, “Company Options and Awards”).  Each of the outstanding shares of capital stock or other securities of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned by the Company or by a direct or indirect wholly owned Subsidiary of the Company, free and clear of any lien, pledge, security interest, claim or other encumbrance (collectively, “Liens”).  Except for the Top-Up Options, there are no preemptive or other options, warrants, rights, conversion rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, redemption rights, repurchase rights, calls, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound (i) obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, shares of capital stock or other equity interests in, or any security convertible into, or exercisable or exchangeable for, any capital stock of or other equity interest in, the Company or any of its Subsidiaries or any Voting Debt, (ii) obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (iii) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of shares of capital stock of or other equity interests in, or any security convertible into, or exercisable or exchangeable for, any capital stock of or other equity interest in, the Company or any of its Subsidiaries or any Voting Debt, and no such obligations, instruments or securities are authorized, issued or outstanding.  There are no voting trusts or other arrangements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of any capital stock of or other equity interest in the Company or any of its Subsidiaries.  The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter (“Voting Debt”).  The Company does not own, directly or indirectly, any voting interest that may require a filing by Parent or any of its affiliates under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”). Exhibit 21 to the Company’s Annual Report on Form 10-K for the fiscal year ended July 31, 2005, includes all of the Subsidiaries of the Company that, as of the date of this Agreement are “Significant Subsidiaries” (as defined in Rule 1-02 of Regulation S-X of the SEC).

(c)                                  Corporate Authority; Approval and Fairness.  (i)  The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Transactions, in each case subject only to adoption of this

Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock (the “Company Requisite Vote”).  This Agreement is a valid and legally binding obligation of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

(ii)                                  At a meeting duly called and held prior to execution of this Agreement the Company Board unanimously adopted resolutions (a) approving, adopting and declaring advisable this Agreement and the Offer, the Merger and the other transactions contemplated hereby (collectively, the “Transactions”) and determining that the terms of the Offer, the Merger and the other Transactions are fair to and in the best interests of the Company and to the holders of the Shares (collectively, the “Board Approval”) and (b) recommending that the holders of Shares accept the Offer, tender their Shares to Merger Sub pursuant to the Offer, and adopt this Agreement (the “Board Recommendation”).  Such resolutions are sufficient to cause Section 203 of the DGCL not to apply to Parent, Merger Sub, this Agreement and the Transactions.  The Company has been advised by each of its directors and officers that each such Person intends to tender all Shares owned by such Person pursuant to the Offer.

(iii)                               The Company Board has received the written opinion of its financial advisor, J.P. Morgan Securities Inc. (“J.P. Morgan”), dated of the date of this Agreement, to the effect that and on the basis of and subject to the matters set forth therein, as of such date that the $37.00 per Share to be received by the holders of the Shares in the Offer and the Merger is fair, from a financial point of view, to such holders.  A signed copy of such opinion has been delivered to Parent.

(d)                                 Governmental Filings; No Violations; Certain Contracts, Etc.  (i)  Other than the filings or notices (A) pursuant to Section 1.7, (B) required under the HSR Act, the German Act Against Restraints of Competition, the Norwegian Competition Act or the Investment Canada Act or (C) required to be made under the Exchange Act or with Nasdaq, no notices, reports, applications or other filings are required to be made by the Company with, nor are any consents, registrations, approvals, permits, clearances or authorizations required to be obtained by the Company from, any governmental or regulatory authority, agency, commission, body, court or other legislative, executive or judicial governmental entity (“Governmental Entity”), in connection with the execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger and the other Transactions.

(ii)                                  The execution, delivery and performance of this Agreement by the Company do not, and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement will not, constitute or result in (A) a breach or violation of, or a default under, the Company Governing Documents or the comparable governing instruments of any of its Subsidiaries, (B)  a breach or violation of, a termination (or right of termination) or a default under, the acceleration of any obligations or the creation of a Lien on the assets of the Company or any of its Subsidiaries (with or without notice, lapse of time or both) pursuant to, any agreement, lease, license, contract, note, mortgage, indenture, arrangement or other obligation (a “Contract”) binding upon the Company or any of its Subsidiaries or, assuming that the necessary consents, approvals and filings referred to in clauses (A) through (D) of Section 5.1(d)(i) are duly obtained and/or made, any Laws or governmental or non-governmental permit or license to which the Company or any of its Subsidiaries is subject or (C) any change in the rights or obligations of any party under any such Contracts, except, in the case of clause (B) or (C) above, for any breach, violation, termination, default, acceleration or creation that, individually or in the aggregate, would not reasonably be expected to result in a Company Material Adverse Effect.  Section 5.1(d) of the Company Disclosure Letter sets forth a correct and complete list of Company Material Contracts (as defined in Section 5.1(q)) pursuant to which consents or waivers are or may be required prior to consummation of the transactions contemplated by this Agreement (whether or not subject to the exception set forth with respect to clauses (B) and (C) above).

(iii)                               Without limiting the generality of clause (ii) above, neither the execution, delivery or performance of this Agreement by the Company nor the consummation by the Company of the Merger or the other transactions contemplated by this Agreement will require the receipt of any consent pursuant to, or give rise to any right of termination under, any of the Contracts referenced in item 2 of Schedule 5.1(d) of the Company Disclosure Letter except for any such consents and any such termination rights which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect if not obtained (in the case of such consents) or if exercised (in the case of such termination rights).

(iv)                              Section 5.1(d) of the Company Disclosure Letter sets forth a correct and complete list of all material claims held by the Company or any of its subsidiaries, as creditors or claimants, with respect to debtors or debtors-in-possession subject to proceedings under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”), together with a correct and complete list of all orders entered by the applicable United States Bankruptcy Court with respect to each such proceeding.  None of such orders, individually or in the aggregate, would reasonably be expected to result in a Company Material Adverse Effect.

(e)                                  Company Reports; Financial Statements.  (i) The Company has made available to the Parent each registration statement, report, form, proxy or information statement or other document filed or furnished by the Company or any of its Subsidiaries with or to the SEC since July 31, 2005 (the “Company Audit Date”), including (i) the Company’s Annual Report on Form 10-K for the year ended July 31, 2005 and (ii) the Company’s Quarterly Reports on Form 10-Q for the period ended October 31, 2005, each in the form (including exhibits, annexes and any amendments thereto) filed with the SEC (collectively with each other, any such registration statements, reports, forms, proxy or information statements or other documents so filed or furnished subsequent to the date of this Agreement and any amendments to any of the foregoing, the “Company Reports”).  The Company and its Subsidiaries have filed or furnished, as applicable, with or to the SEC all registration statements, reports, forms, proxy or information statements and other documents required to be so filed or furnished by them pursuant to applicable securities statutes, regulations, policies and rules since the Company Audit Date. Each of the Company Reports, at the time first filed with or furnished to the SEC, complied or will comply (as applicable) in all material respects with the applicable requirements of the Securities Act and Exchange Act and the rules and regulations thereunder and complied in all material respects with the then applicable accounting standards.  As of their respective dates, the Company Reports did not, and any Company Reports filed with the SEC subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. The Company Reports included or will include all certificates required to be included therein pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002, as amended (the “SOX Act”), and, to the extent applicable, the internal control report and attestation of the Company’s outside auditors required by Section 404 of the SOX Act.

(ii)                                  Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents or, in the case of Company Reports filed or furnished after the date of this Agreement, will fairly present the consolidated financial position of the Company and its consolidated subsidiaries as of its date and each of the consolidated statements of income, stockholders’ equity and cash flows included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents or, in the case of Company Reports filed or furnished after the date hereof, will fairly present the income, stockholders’ equity and cash flows, respectively, of the Company and its consolidated subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with U.S. generally accepted accounting principles (“GAAP”) consistently applied during the periods involved, except as may be noted therein.

(iii)                               The Company is in compliance in all material respects with the applicable provisions of the SOX Act and the applicable listing and corporate governance rules and regulations of Nasdaq.

(iv)                              The management of the Company has (a)  designed and implemented disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to the Company, including its consolidated subsidiaries, is made known to the management of the Company by others within those entities, and (b) has disclosed, based on its most recent evaluation, to the Company’s outside auditors and the audit committee of the Company Board (1) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial data and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.  The Company has made available to Parent a summary of any such disclosure made by management since August 31, 2003.  Since the Company Audit Date, any material change in internal control over financial reporting required to be disclosed in any Company Report has been so disclosed.

(v)                                 Since the Company Audit Date, (a)  neither the Company nor any of its Subsidiaries nor, to the knowledge of the officers of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices and (b) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company Board or any committee thereof or, to the knowledge of the officers of the Company, to any director or officer of the Company.

(f)                                    Information Supplied.  None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (a) the Offer Documents or the Schedule 14D-9 will, at the time such document is filed with the SEC, at any time it is amended or supplemented or at the time it is first published, sent or given to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (b) the Proxy Statement will, at the date it is first mailed to the Company’s stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Schedule 14D-9 and the Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information derived from Parent’s public SEC filings or supplied by Parent or Merger Sub for inclusion or incorporation by reference therein.

(g)                                 Absence of Certain Changes.  Since the Company Audit Date, the Company and its Subsidiaries have conducted their respective businesses only in, and have not engaged in any material transaction other than in accordance with, the ordinary course of such businesses.  Since the Company Audit Date and on or prior to the date of this Agreement, there has not been any event, occurrence, discovery or development that, individually or in the aggregate, has had or would reasonably be expected to have, a Company Material Adverse Effect.  Since the Company Audit Date and on or prior to the date of this Agreement, there has not been:

(i)                                     any merger or consolidation of, or adoption of a plan of liquidation by, the Company or any of its Subsidiaries with any other Person, except for any such transactions among wholly owned Subsidiaries of the Company that are not obligors or guarantors of third-party indebtedness;

(ii)                                  any acquisition by the Company or any of its Subsidiaries of any (A) assets from any other Person having an aggregate value in excess of $250,000 other than the purchase of assets in the ordinary course of business consistent with past practice or (B) business from any other Person having a value in excess of $250,000;

(iii)                               any creation or incurrence of any material Liens on any assets used in the businesses of the Company and its Subsidiaries having an aggregate value in excess of $125,000;

(iv)                              any making of any material loan, advance or capital contribution to, or investment in, any Person by the Company or any of its Subsidiaries other than (A) loans, advances or capital contributions to, or investments in, wholly owned Subsidiaries of the Company and (B) loans, advances or capital contributions to, or investments in, any other Person in an amount not in excess of $125,000 in the aggregate;

(v)                                 any declaration, setting aside or payment of any dividend or distribution (whether in cash, stock, property or any combination thereof) with respect to any shares of capital stock of the Company or any of its Subsidiaries, except for (A) dividends or distributions by any direct or indirect wholly owned Subsidiary of the Company to the Company or any wholly owned Subsidiary of the Company and (B) any repurchase, redemption or other acquisition by the Company or any of its Subsidiaries, directly or indirectly, of any outstanding shares of capital stock or other securities of the Company or any of its Subsidiaries;

(vi)                              any incurrence of indebtedness for borrowed money or issuance of any guarantee of indebtedness of another Person by the Company or any of its Subsidiaries, or issuance or sale of any debt securities or warrants or other rights to acquire any debt security of the Company or any of its Subsidiaries, in each case other than refinancings on commercially reasonable terms and other than incurrences, issuances or sales involving an aggregate principal amount or guaranteed amount not in excess of $500,000;

(vii)                           any issuance of Shares, Company Options and Awards, other equity securities of or other ownership interests in the Company or any of its Subsidiaries or any securities or other rights convertible into, or exercisable or exchangeable for, any of the foregoing;

(viii)                        any material change with respect to accounting policies or procedures or tax elections by the Company or any of its Subsidiaries, except for any such change required by changes in GAAP or by applicable Law;

(ix)                                any increase in the compensation payable or to become payable to the directors, officers or employees of the Company or any of its Subsidiaries or any establishment, adoption, entry into or amendment of any collective bargaining, bonus, profit sharing, thrift, compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any such director, officer or group of employees, except to the extent required by applicable Laws;

(x)                                   any sale, lease, license or other disposition of any assets of the Company or its Subsidiaries, except for (A) obsolete assets and (B) sales, leases, non-exclusive licenses or other dispositions of assets in the ordinary course of business or for a purchase price not in excess of, or with a fair market value not in excess of, $250,000 in any single transaction or series of related transactions;

(xi)                                any voluntary termination, waiver or release, in whole or in part, of any confidentiality or standstill agreement to which it is a party concerning a possible Acquisition Proposal regarding the Company; or

(xii)                             any agreement to do any of the foregoing.

(h)                                 Litigation and Liabilities.  (i)  There are no civil, criminal or administrative actions, suits, claims, hearings, litigations, arbitrations, investigations or other proceedings pending or, to the knowledge of the officers of the Company, threatened against the Company or any of its Subsidiaries or Affiliates by, before or with any Governmental Entity or any other Person.  None of the Company or any of its Subsidiaries or Affiliates is a party to, or subject to the provisions of, any judgment, order, writ, injunction, decree or award of any Governmental Entity.

(ii)                                  There are no liabilities or obligations of the Company or any Subsidiary of the Company, whether or not accrued, contingent or otherwise and whether or not required to be disclosed, or any other facts or circumstances that would reasonably be expected to result in any obligations or liabilities of, the Company or any of its Subsidiaries, other than those:

(A)                              reflected on the consolidated balance sheet of the Company or readily apparent in the notes thereto, in each case included in the Company’s quarterly report on Form 10-Q for the period ended October 31, 2005 (but only to the extent so reflected or readily apparent);

(B)                                incurred in the ordinary course of business since August 1, 2005;

(C)                                required to be performed after the date of this Agreement pursuant to the terms of Contracts or applicable Law; or

(D)                               that, individually or in the aggregate, would not reasonably be expected to result in a Company Material Adverse Effect.

(i)                                     Employee Benefits.

(i)                                     All benefit and compensation plans, contracts, policies or arrangements covering current or former employees of the Company and its Subsidiaries (the “Employees”) and current or former directors of the Company, including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and deferred compensation, stock option, stock purchase, stock appreciation rights, Company stock based, incentive and bonus plans (the “Company Benefit Plans”) are listed on Schedule 5.1(i)(i) of the Company Disclosure Letter, and each Company Benefit Plan which has received a favorable opinion letter from the Internal Revenue Service (“IRS”), including any master or prototype plan, has been separately identified.  True and complete copies of all Company Benefit Plans listed on Schedule 5.1(i)(i) of the Company Disclosure Letter, including, but not limited to, any trust instruments, insurance contracts and, with respect to any employee stock ownership plan, loan agreements forming a part of any Company Benefit Plans, and all amendments thereto have been provided or made available to Parent.

(ii)                                  No Company Benefit Plan is a “multiemployer plan” within the meaning of Section 3(37) of ERISA (a “Multiemployer Plan”).  All Company Benefit Plans are in substantial compliance with ERISA, the Code and other applicable Laws.  Each Company Benefit Plan which is subject to ERISA (the “Company ERISA Plans”) that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Company Pension Plan”) and that is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the IRS for all tax law changes prior to the Economic Growth and Tax Relief Reconciliation Act of 2001 or has applied to the IRS for such favorable determination letter within the applicable remedial amendment period under Section 401(b) of the Code, and the Company is not aware of any circumstances likely to result in the loss of the qualification of such Company Pension Plan under Section 401(a) of the Code.  Any voluntary employees’ beneficiary association within the meaning of Section 501(c)(9) of the Code which provides benefits under a Company Benefit Plan has (i) received an opinion letter from the IRS recognizing its exempt status under Section 501(c)(9) of the Code and (ii) filed a timely notice with the IRS pursuant to Section 505(c) of the Code, and the Company is not aware of circumstances likely to result in the loss of such exempt status under Section 501(c)(9) of the Code.  Neither the Company nor any of its Subsidiaries has engaged in a transaction with respect to any Company ERISA Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject the Company or any Subsidiary to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.  Neither the Company nor any of its Subsidiaries has incurred or reasonably expects to incur a tax or penalty imposed by Section 4980F of the Code or Section 502 of ERISA or any liability under Section 4071 of ERISA.

(iii)                               No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by the Company or any of its Subsidiaries with respect to any ongoing, frozen or terminated “single-employer plan”, within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code (a “Company ERISA Affiliate”).  No notice of a “reportable event”, within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived or extended, other than pursuant to Pension Benefit Guaranty Corporation (“PBGC”) Reg. Section 4043.66, has been required to be filed for any Company Pension Plan or by any Company ERISA Affiliate within the 12-month period ending on the date hereof or will be required to be filed in connection with the transactions contemplated by this Agreement.  No notices have been required to be sent to participants and beneficiaries or the PBGC under Section 302 or 4011 of ERISA or Section 412 of the Code.

(iv)                              All contributions required to be made under each Company Benefit Plan, as of the date hereof, have been timely made and all obligations in respect of each Company Benefit Plan have been properly accrued and reflected in the most recent consolidated balance sheet filed or incorporated by reference in the Company Reports prior to the date hereof.  Neither any Company Pension Plan nor any single-employer plan of a Company ERISA Affiliate has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and no Company ERISA Affiliate has an outstanding funding waiver.  It is not reasonably anticipated that required minimum contributions to any Company Pension Plan under Section 412 of the Code will be materially increased by application of Section 412(l) of the Code.  Neither the Company nor any of its Subsidiaries has provided, or is required to provide, security to any Company Pension Plan or to any single-employer plan of a Company ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

(v)                                 Under each Company Pension Plan which is a single-employer plan, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all “benefit liabilities”, within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in such Company Pension Plan’s most recent actuarial valuation), did not exceed the then current value of the assets of such Company Pension Plan, and there has been no material change in the financial condition of such Company Pension Plan since the last day of the most recent plan year.

(vi)                              As of the date hereof, there is no pending or, to the knowledge of the Company, threatened, litigation relating to the Company Benefit Plans.  Neither the Company nor any of its Subsidiaries has any obligations for retiree health and life benefits under any Company ERISA Plan or collective bargaining agreement.  The Company or its Subsidiaries may amend or terminate any such plan at any time without incurring any liability thereunder other than in respect of claims incurred prior to such amendment or termination.

(vii)                           There has been no amendment to, announcement by the Company or any of its Subsidiaries relating to, or change in employee participation or coverage under, any Company Benefit Plan which would increase the expense of maintaining such plan above the level of the expense incurred therefor for the most recent fiscal year.  Neither the execution of this Agreement, stockholder adoption of this Agreement nor the consummation of the transactions contemplated hereby will (w) entitle any employees of the Company or any of its Subsidiaries to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (x) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other obligation pursuant to, any of the Company Benefit Plans, (y) limit or restrict the right of the Company or, after the consummation of the transactions contemplated hereby, Parent to merge, amend or terminate any of the Company Benefit Plans or (z) result in payments under any of the Company Benefit Plans which would not be deductible under Section 162(m) or Section 280G of the Code. None of the Company or any of its Subsidiaries has entered into any contract, agreement or arrangement with any officer or director of the Company or any of its Subsidiaries in connection with or in contemplation of any of the Transactions.

(viii)                        Substantially all of the key employees of the Company and its Subsidiaries and all of the Company’s executive officers have executed the Company’s Patent, Trade Secret and Copyright Agreement in substantially the same form as the one that has been provided to Parent.

(j)                                     Compliance with Laws and Regulations; Permits.  The businesses of each of the Company and its Subsidiaries have not been, and are not being, conducted in material violation of any federal, state, local or foreign law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Entity (any of the foregoing, a “Law”, and, collectively, “Law” or “Laws”).  To the knowledge of the officers of the Company, no material change is required in the Company’s or any of its Subsidiaries’ processes, properties or procedures for them to continue to comply with such Laws, and the Company has not received any notice or communication of any material noncompliance with any such Laws that has not been cured as of the date of this Agreement.  The

Company and each of its Subsidiaries have obtained and are in substantial compliance with all material governmental licenses, permits, certificates, approvals and authorizations (“Permits”) required or necessary for the conduct of their businesses and the use of their properties and assets as presently conducted and used, and neither the Company nor any of its Subsidiaries has received written notice from any Governmental Entity of any material noncompliance with any such Permits that has not been cured as of the date of this Agreement.

(k)                                  Takeover Statutes.  The Company Board has taken (and not revoked) all action necessary to ensure that Section 203 of the DGCL will not impose any additional procedural, voting, approval, fairness or other restrictions on the timely consummation of the Transactions or restrict, impair or delay the ability of (i) Parent or Merger Sub to engage in any of the Transactions with the Company, (ii) Parent or Merger Sub to vote or otherwise exercise all rights as a stockholder of the Company or (iii) Parent or Merger Sub to exercise or enforce any rights under the Tender Agreements.  No “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation (each a “Takeover Statute”) or any anti-takeover provision in the Company’s certificate of incorporation or by-laws is applicable to the Shares, the Merger or the other transactions contemplated by this Agreement or the Tender Agreements.

(l)                                     Affiliate Transactions.  There are no loans, leases or other continuing transactions between the Company or any of its Subsidiaries and any present or former stockholder, director or officer thereof or any member of such officer’s, director’s or stockholder’s family, or any Person controlled (within the meaning of such term in Rule 12b-2 under the Exchange Act) by such executive officer, director or stockholder or his or her family that are not disclosed pursuant to Item 404 of SEC Regulation S-K. No director or officer of the Company or any of its Subsidiaries nor any of their respective spouses or family members, owns directly or indirectly on an individual or joint basis any interest in, or serves as an officer or director or in another similar capacity of, any supplier or other independent contractor of the Company or any of its Subsidiaries, or any organization which has a Contract or arrangement with the Company or any of its Subsidiaries.

(m)                               Environmental Matters.  Except as disclosed on Schedule 5.1(m) of the Company Disclosure Letter:  (i) the Company and its Subsidiaries have materially complied at all times with all applicable Environmental Laws (as defined below); (ii) no property currently owned, leased or operated by the Company or any of its Subsidiaries (including soils, groundwater, surface water, buildings or other structures) is contaminated with any Hazardous Substance (as defined below) in a manner that is or could reasonably be expected to give rise to any Environmental Liability (as defined below); (iii) no property formerly owned, leased or operated by the Company or any of its Subsidiaries was contaminated with any Hazardous Substance during or prior to such period of ownership, leasehold, or operation in a manner that is or could reasonably be expected to give rise to any Environmental Liability; (iv) neither the Company nor any of its Subsidiaries nor any prior owner or operator has incurred in the past or is now subject to any Environmental Liabilities concerning any third party property; (v) neither the Company nor any of its Subsidiaries has received any notice, demand, letter, claim or request for information alleging that the Company or any of its Subsidiaries may be in violation of or subject to liability under any Environmental Law; (vi) neither the Company nor any of its Subsidiaries is subject to any order, decree, injunction or agreement with any Governmental Entity, or any indemnity or other agreement with any third party, concerning liability or obligations relating to any Environmental Law or otherwise relating to any Hazardous Substance or any environmental, or public health and safety matter; (vii) there are no other circumstances or conditions involving the Company or any of its Subsidiaries that could reasonably be expected to result in any Environmental Liability; and (viii)  the Company has delivered to Parent copies of all environmental reports, studies, assessments, sampling data and other material environmental information in its possession relating to the Company, its Subsidiaries or their current or former properties or operations. The matters described in Schedule 5.1(m) of the Company Disclosure Letter have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

As used herein, the term “Environmental Laws” means all Laws (including any common law) relating to:  (A) the protection, investigation or restoration of the environment, public health and safety, or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C)  indoor air, employee exposure, wetlands, pollution, contamination or any injury or threat of injury to persons or property relating to any Hazardous Substance.

As used herein, the term “Environmental Liability” means (i) any obligations or liabilities (including any notices, claims, complaints, suits or other assertions of obligations or liabilities) that are related to environment or public health and safety issues and includes, without limitation:  (A) fines, penalties, judgments, awards, settlements, losses, damages (including consequential damages), costs, fees (including attorneys’ and consultants’ fees), expenses and disbursements relating to environmental or public health and safety matters; (B) defense and other responses to any administrative or judicial action (including notices, claims, complaints, suits and other assertions of liability) relating to environmental or public health and safety matters; and (C) responsibility for any cleanup costs, injunctive relief, natural resource damages, and any other environmental compliance or remedial measures.

As used herein, the term “Hazardous Substance” means any substance that poses a risk of harm to public health and safety or the environment and is otherwise regulated pursuant to any Environmental Law including, without limitation, any petroleum product or byproduct, solvent, flammable or explosive material, radioactive material, medical waste, asbestos, lead paint, polychlorinated biphenyls (or PCBs), radon gas.

(n)                                 Taxes.  The Company and each of its Subsidiaries (i) have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all Tax Returns (as defined below) required to be filed by any of them and all such filed Tax Returns are complete and accurate in all material respects; (ii) have paid all Taxes (as defined below) that are shown as due on such filed Tax Returns or that the Company or any of its Subsidiaries are obligated to collect or withhold from amounts owing to or payable from any employee, creditor or third party, except with respect to matters contested in good faith; and (iii) have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.  As of the date hereof, there are not pending or, to the knowledge of the officers of the Company, threatened in writing, any audits, examinations, investigations or other proceedings in respect of Taxes or Tax matters.  There are not, to the knowledge of the officers of the Company, any unresolved questions or claims concerning the Company’s or any of its Subsidiaries’ Tax liability that are reasonably likely to have a Company Material Adverse Effect and are not disclosed or provided for in the Company Reports.  The Company has made available to Purchaser true and correct copies of the United States federal income Tax Returns (including all schedules and attachments thereto) filed by the Company and its Subsidiaries for each of its fiscal years ended July 31, 2004, July 31, 2003 and July 31, 2002.  Neither the Company nor any of its Subsidiaries has any liability with respect to income, franchise or other Taxes that accrued on or before July 31, 2004 in excess of the amounts accrued with respect thereto that are reflected in the financial statements included in the Company Reports filed on or prior to the date hereof.  Neither the Company nor any of its Subsidiaries has been a party to the distribution of stock of a controlled corporation as defined in Section 355(a) of the Code in a transaction intended to qualify under Section 355 of the Code within the past two years.  For any transaction in which the Company or any of its Subsidiaries entered into an agreement to treat a stock purchase as an asset purchase for United States federal income tax purposes, a valid election under Section 338 of the Code was timely filed with the U.S. Internal Revenue Service.  None of the Company or any of its Subsidiaries has engaged in any transactions that are the same as, or substantially similar to, any transaction which is a “reportable transaction” for purposes of Treasury Regulation §1.6011-4(b) (including without limitation any transaction which the Internal Revenue Service has determined to be a “listed transaction” for purposes of Treasury Regulation §1.6011-4(b)(2)).

As used in this Agreement, (i) the term “Tax” (including, with correlative meaning, the terms “Taxes”, and “Taxable”) includes all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and any other taxes, duties, escheat payments or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and (ii) the term “Tax Return” includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.

(o)                                 Labor Matters.  Except for the Guadalupe Victoria Collective Bargaining Agreement, a correct and complete copy of which has been provided to Parent prior to the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or other labor organization, nor is the Company or any of its Subsidiaries the subject of any material proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice or seeking to compel any of them to bargain with any labor union or other labor organization nor has there been since January 1, 2000 or is there pending or, to the knowledge of the officers of the Company, threatened any labor strike, dispute, walk-out, work stoppage, slow-down or lockout involving the Company or any of its Subsidiaries.

(p)                                 Insurance.  All material property, fire and casualty, general liability, managed care liability, employment practices liability, fiduciary liability, product liability, directors and officers liability and sprinkler and water damage insurance policies maintained by the Company or any of its Subsidiaries are with reputable insurance carriers, provide full and adequate coverage for all normal risks incident to the business of the Company and its Subsidiaries and their respective properties and assets, and are in character and amount at least equivalent to that carried by Persons engaged in similar businesses and subject to the same or similar perils or hazards, except for any failures to maintain insurance policies that, individually or in the aggregate, would not reasonably be expected to result in a Company Material Adverse Effect.  The consummation of the Transactions will not, in and of itself, cause the revocation, cancellation or termination of any such material insurance policy.

(q)                                 Intellectual Property.  (i)  The Company and/or each of its Subsidiaries owns, is licensed or otherwise possesses legally enforceable rights to use all (A) trademarks, service marks, brand names, assumed names, fictitious names, trade names, certification marks, collective marks, d/b/a’s, Internet domain names, logos, symbols, trade dress and other indicia of origin and all goodwill associated therewith and symbolized thereby, and registrations and applications therefor, including all renewals of same; (B) inventions and discoveries, whether patentable or not, and all patents, registrations, invention disclosures and applications therefor, including divisionals, continuations, continuations-in-part and renewal applications, and including renewals, extensions and reissues; (C) published and unpublished works of authorship, whether copyrightable or not, including without limitation computer software programs, applications, source code and object code, and databases and other compilations of information, copyrights in and to the foregoing, and registrations and applications therefor, including all extensions, renewals, restorations and reversions thereof; (D) confidential and/or proprietary information, trade secrets and know-how, including processes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists (collectively, “Trade Secrets”); and (E) all other intellectual property and proprietary rights ((A) through (E) collectively, “IP Rights”) that are used in the business of the Company and its Subsidiaries as currently conducted, except for any failures to own, be licensed or possess such rights that, individually and in the aggregate, would not reasonably be expected to result in a Company Material Adverse Effect.

(ii)                                  Except as for any such matters that, individually and in the aggregate, would not reasonably be expected to result in a Company Material Adverse Effect:

(A)                              the Company is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations hereunder, including the consummation of the Merger, in violation of any agreements concerning IP Rights to which the Company and/or its Subsidiaries are a party, including without limitation agreements granting the Company and/or its Subsidiaries rights to use the IP Rights, non-assertion agreements, settlement agreements, agreements granting rights to use Company IP Rights (as defined below), trademark coexistence agreements and trademark consent agreements (collective, “IP Contracts”);

(B)                                no claim with respect to (I) the IP Rights owned by the Company or any of its Subsidiaries (collectively, the “Company IP Rights”); or (II) to the knowledge of the officers of the Company, any IP Rights of any Person (“Third-Party IP Rights”) licensed or otherwise made available to the Company or any of its Subsidiaries, is currently pending or threatened against the Company or any of its Subsidiaries by any Person;

(C)                                there are no valid grounds for any bona fide claims (I) to the effect that the operation of the businesses of the Company and its Subsidiaries as currently or as proposed to be conducted, or the current or proposed manufacture, sale, licensing or use of any product by the Company or any of its Subsidiaries, infringes or otherwise violates any Third-Party IP Rights; (II) against the use by the Company or any of its Subsidiaries of any IP Right used in the business of the Company or any of its Subsidiaries as currently or as proposed to be conducted; (III) challenging the ownership, validity or enforceability of any of the Company IP Rights; or (IV) challenging the license or legally enforceable right to use of any Third-Party IP Rights held by the Company or any of its Subsidiaries;

(D)                               there is no unauthorized use, infringement or other violation of any of the Company IP Rights, or any Third-Party IP Rights licensed or otherwise made available exclusively to the Company or any of its Subsidiaries, by any Person, including any employee or former employee of the Company or any of its Subsidiaries;

(E)                                 all Company IP Rights and Third-Party IP Rights licensed or otherwise made available exclusively to the Company or any of its Subsidiaries are valid and enforceable;

(F)                                 all of the Company’s or its Subsidiaries’ current and prior employees have executed valid intellectual property and confidentiality agreements for the benefit of the Company in a form which the Company has prior to the date of this Agreement provided to Parent for its review, and all IP Rights developed under contract to the Company has been assigned to the Company;

(G)                                the Company has taken reasonable measures to protect the confidentiality of all Trade Secrets that are owned, used or held by the Company, and to the knowledge of the officers of the Company, such trade secrets have not been used, disclosed to or discovered by any Person except pursuant to valid and appropriate non-disclosure and/or license agreements which have not been breached; and

(H)                               the Company’s information technology and information services assets (including software, hardware and middleware) operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required by the Company in connection with its business, and have not materially malfunctioned or failed within the past three (3) years.

(iii)                               The matters described in Schedule 5.1(q)(H) of the Company Disclosure Letter have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. None of the Contracts listed under Items 1, 4, 5 or 6 on Schedule 5.1(q)(I) of the Company Disclosure Letter, individually or in the aggregate, requires the Company and/or any of its Subsidiaries to make any payments or render any goods or services in any calendar year with an aggregate value in excess of $1.5 million (with any non-cash payments and any goods and services being valued at the fair market value thereof).

(r)                                    Contracts and Commitments.

(i)                                     Section 5.1(r)(i) of the Company Disclosure Letter sets forth as of the date of this Agreement a true, correct and complete list of the following Contracts (including every written amendment, modification or supplement thereto that is binding on the Company or any of its Subsidiaries) to which the Company or a Company Subsidiary is a party or by which any of their assets are bound:

(A)                              any Contract that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(B)                                any Contract (other than a Contract described in one of the other provisions of this Section 5.1(r)(i) without regard to any percentage or numerical limitation contained therein) that involved annual expenditures during the Company’s fiscal year ended July 31, 2005 by the Company or any of its

Subsidiaries in excess of $1,000,000 and that is not otherwise cancelable by the Company or such Subsidiary without any financial or other penalty on 90-days’ or less notice;

(C)                                any Contract (other than a Contract described in one of the other provisions of this Section 5.1(r)(i) without regard to any percentage or numerical limitation contained therein) that involved annual revenue during the Company’s fiscal year ended July 31, 2005 to the Company and its Subsidiaries in excess of $1,000,000;

(D)                               any Contract that contains any (i) ”most favored nation” or similar provision, (ii) exclusivity provision or (iii) other material restriction on the ability of the Company or any of its Subsidiaries to compete or to provide any products or services generally or in any market segment or any geographic area;

(E)                                 any Contract or arrangement under which the Company or any of its Subsidiaries has (I) incurred any indebtedness for borrowed money that is currently outstanding or (II) given any guarantee in respect of indebtedness for borrowed money, in each case having an aggregate principal amount in excess of $250,000; and

(F)                                 any IP Contracts.

(ii)                                  For purposes of this Agreement, each Contract described in the foregoing clauses (i) (A) through (F) is, individually, a “Company Material Contract” and such Contracts are collectively the “Company Material Contracts”.

(iii)                               Except as set forth in Section 5.1(r)(iii) of the Company Disclosure Letter, the Company has delivered or made available true, correct and complete copies of all such Contracts, arrangements and commitments to counsel to Parent.

(iv)                              Except as set forth in Section 5.1(r)(iv) of the Company Disclosure Letter, the Company Material Contracts are valid, binding and enforceable in accordance with their respective terms with respect to the Company and its Subsidiaries and, to the knowledge of the officers of the Company, with respect to each other party to any of such Company Material Contracts, except as such validity, binding nature and enforceability may be limited by the Bankruptcy and Equity Exception, and there are no existing material defaults or breaches by the Company or any of its Subsidiaries under any Company Material Contract (or events or conditions which, with notice or lapse of time or both, would constitute such a material default or breach) and, to the knowledge of the officers of the Company, there are no material defaults or breaches (or events or conditions which, with notice or lapse of time or both, would constitute a material default or breach) by any other party to any Company Material Contract. The Company has no knowledge of any pending or threatened bankruptcy or similar proceeding with respect to any party to any Company Material Contract which, individually or in the aggregate, would reasonably be expected to result in a Company Material Adverse Effect.

(s)                                  Title to Properties; Encumbrances.  The Company and each of its Subsidiaries has good and, in the case of real property, valid and marketable title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its real property, tangible property and other assets except where the failure to have such title has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; in each case subject to no Liens, except for (a) Liens reflected in the consolidated balance sheet of the Company as of the Company Audit Date, (b) Liens consisting of zoning or planning restrictions, easements, permits and other restrictions or limitations on the use of real property or irregularities in title thereto, which do not materially impair the value of such properties or the use of such property by the Company or any of its Subsidiaries in the operation of its respective business, (c) Liens for current Taxes, assessments or governmental charges or levies on property not yet delinquent and Liens for Taxes that are being contested in good faith by appropriate proceedings and for which an adequate reserve has been provided on the appropriate financial statements, (d) inchoate mechanics’ and materialmen’s Liens for construction in progress, (e) workmen’s repairmen’s warehousemen’s and carrier’s Liens arising in the ordinary course of business and (f) Liens which have not and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received a notice of default under any material leases of tangible properties to which they are a party, except for (i) defaults that are not material, (ii) defaults for which the grace or cure period has not expired and which are reasonably capable of cure during the cure period or (iii) defaults which have been cured. All such material leases are in full force and effect, and the Company and each of the Company Subsidiaries enjoys peaceful and undisturbed possession under all such material leases.

(t)                                    Ethical Business Practices.  Neither the Company nor any of its Subsidiaries nor, with respect to any action taken on behalf of the Company or any such Subsidiary, any directors, officers, employees or agents of the Company or any of its Subsidiaries has (i) used any funds for unlawful contributions, unlawful gifts, unlawful entertainment or other unlawful expenses related to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) made any payment in the nature of criminal bribery.

(u)                                 Brokers and Finders.  Neither the Company nor any of its officers, directors, employees or Subsidiaries has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders, fees in connection with the Merger or the other transactions contemplated in this Agreement, except that the Company has employed J.P. Morgan as its financial advisor, the fees and expenses of which shall be paid by the Company.  The amount of the fees and expenses of J.P.

Morgan payable in connection with the Transactions (including all fees for any fairness opinion prepared by J.P. Morgan with respect to the Transactions) and the maximum amount of all other professional fees and expenses incurred and that may be incurred by the Company in connection with the Offer, the Merger and the other Transactions (including the fees of the Company’s legal counsel) are set forth in Section 5.1(u) of the Company Disclosure Letter.

5.2.                              Representations and Warranties of Parent and Merger Sub.  Except as set forth in the disclosure letter (subject to Section 9.12(c) of this Agreement) delivered to the Company by Parent prior to entering into this Agreement (the “Parent Disclosure Letter”), Parent and Merger Sub each hereby represent and warrant to the Company that:

(a)                                  Organization, Good Standing and Qualification.  Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing (where applicable) under the laws of its respective jurisdiction of organization and has all requisite corporate power and authority to own and operate its properties and assets and to carry on its business as presently conducted, except where all such failures to be so organized, qualified or in such good standing, or to have such power or authority, taken together, would not reasonably be expected to result in a Parent Material Adverse Effect (as defined below).

As used in this Agreement, the term “Parent Material Adverse Effect” means any effect that would prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Offer, the Merger and the other Transactions that this Agreement requires it to consummate.

(b)                                 Corporate Authority.  No vote of holders of capital stock of Parent is necessary to approve this Agreement, the Offer, the Merger or the other Transactions contemplated hereby.  Each of the Parent and Merger Sub has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate Transactions that this Agreement requires it to consummate.  This Agreement is a valid and legally binding obligation of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(c)                                  Governmental Filings; No Violations.  (i)  Other than the filings or notices (A) pursuant to Section 1.7 and (B) under the HSR Act, the German Act Against Restraints of Competition, the Norwegian Competition Act or the Investment Canada Act or (C) required to be made under the Exchange Act, no notices, reports, applications or other filings are required to be made by Parent or Merger Sub with, nor are any consents, registrations, approvals, permits, clearances or authorizations required to be obtained by Parent or Merger Sub from, any Governmental Entity, in connection with the execution and delivery of this Agreement by Parent and Merger Sub and the consummation by

Parent and Merger Sub of the Offer, the Merger and the other Transactions that this Agreement requires them to consummate.

(ii)                                  The execution, delivery and performance of this Agreement by Parent and Merger Sub do not, and the consummation by Parent and Merger Sub of the Offer, the Merger and the other transactions contemplated by this Agreement will not, constitute or result in (A) a breach or violation of, or a default under, the certificate of incorporation or by-laws (or comparable governing instruments) of Parent or Merger Sub, (B) a breach or violation of, a termination (or right of termination) or a default under, the acceleration of any obligations or the creation of a Lien on the assets of Parent or any of its Subsidiaries (with or without notice, lapse of time or both) pursuant to, any material Contracts binding upon Parent or any of its Subsidiaries or assuming that the necessary consents, approvals and filings referred to in clauses (A) through (C) of Section 5.2(c)(i) are duly obtained and/or made, any Laws or governmental or non-governmental permit or license to which Parent or any of its Subsidiaries is subject or (C) any change in the rights or obligations of any party under any of such material Contracts, except, in the case of clause (B) or (C) above, for any breach, violation, termination, default, acceleration or creation that, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

(d)                                 Litigation.  There are no civil, criminal or administrative actions, suits, claims, hearings, litigations, arbitrations, investigations or other proceedings pending or, to the knowledge of the officers of Parent, threatened against Parent or any of its Subsidiaries or affiliates by, before or with any Governmental Entity or any other Person, except for those that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.  None of Parent or any of its Subsidiaries or affiliates is a party to, or subject to the provisions of, any judgment, order, writ, injunction, decree or award of any Governmental Entity which would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(e)                                  Information Supplied.  None of the information supplied or to be supplied in writing by Parent or Merger Sub for inclusion or incorporation by reference in (a) Offer Documents or the Schedule 14D-9 will, at the time such document is filed with the SEC, at any time it is amended or supplemented or at the time it is first published, sent or given to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, or (b) the Proxy Statement will, at the date it is first mailed to the Company’s stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Offer Documents will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder.  Notwithstanding the foregoing, no representation is made by Parent or Merger Sub with respect to statements made or incorporated by reference in any of the foregoing documents based on information supplied by the Company for inclusion or incorporation by reference therein.

(f)                                    Financing.  Assuming that there has been no breach of any representation or warranty by the Company, and that no such representation and warranty will become untrue or incorrect, in each case in a manner that would permit Parent and Merger Sub to terminate this Agreement in accordance with Section 8.1(c)(ii), Parent will have available to it sufficient funds to permit Merger Sub to satisfy all of its obligations in connection with the Transactions, including acquiring all the outstanding Shares in the Offer and the Merger.

(g)                                 Operations of Merger Sub.  Merger Sub is an indirect, wholly owned subsidiary of Parent, was formed solely for the purpose of engaging in the Transactions, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

ARTICLE VI

Covenants

6.1.                              Interim Operations.  The Company covenants and agrees as to itself and its Subsidiaries that from the date of this Agreement until the Effective Time, unless Parent shall otherwise approve in writing (such approval not to be unreasonably withheld or delayed), and except as otherwise expressly contemplated by this Agreement or as required by applicable Laws, the business of the Company and its Subsidiaries shall be conducted only in the ordinary and usual course and, to the extent consistent therewith, the Company and its Subsidiaries shall use their respective reasonable best efforts to preserve their business organizations intact and maintain their existing relations and goodwill with Governmental Entities, customers, manufacturers, suppliers, distributors, creditors, lessors, employees and business associates and keep available the services of the present employees and agents of the Company and its Subsidiaries.  Without limiting the generality of the foregoing and in furtherance thereof, from the date of this Agreement until the Effective Time, except (i) as otherwise expressly required by this Agreement, (ii) as Parent may approve in writing or (iii) as set forth in Section 6.1 of the Company Disclosure Letter, the Company will not and will not permit its Subsidiaries to:

(a)                                  adopt or propose any change in any provision of the Company Governing Documents;

(b)                                 merge or consolidate the Company or any of its Subsidiaries with any other Person, except for any such transactions among wholly owned Subsidiaries of the Company that are not obligors or guarantors of third-party indebtedness;

(c)                                  acquire assets outside of the ordinary course of business from any other Person with an aggregate value or purchase price in excess of $125,000, other than capital expenditures within the Company’s capital expenditure budget as set forth in Section 6.1(c) of the Company Disclosure Letter;

(d)                                 enter into any material line of business other than the line of business in which the Company and its Subsidiaries is currently engaged as of the date of this Agreement or distribute products other than the type of products that the Company and its Subsidiaries are currently distributing as of the date of this Agreement;

(e)                                  issue, sell, pledge, dispose of, grant, transfer, lease, license, guarantee, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any shares of capital stock of or other equity interest in the Company or any of its Subsidiaries (other than the issuance of shares by a wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary of the Company), or securities convertible into, or exchangeable or exercisable for, any shares of such capital stock or other equity interest;

(f)                                    other than in the ordinary course of business, create or incur any Lien material to the Company or any of its Subsidiaries on any assets used in the businesses of the Company or any of its Subsidiaries having a value in excess of $125,000;

(g)                                 make any loans, advances or capital contributions to, or investments in, any Person (other than the Company or any direct or indirect wholly owned Subsidiary of the Company) in excess of $125,000 in the aggregate;

(h)                                 declare, set aside or pay any dividend or distribution (whether in cash, stock or property or any combination thereof) with respect to any shares of capital stock of any Subsidiary, except for dividends or distributions by any direct or indirect wholly owned Subsidiaries of the Company and pro rata dividends or distributions payable to holders of interests in non wholly owned Subsidiaries;

(i)                                     reclassify, split (including a reverse split), recapitalize, subdivide or repurchase, redeem or otherwise acquire, directly or indirectly, any of its capital stock;

(j)                                     incur any indebtedness for borrowed money or guarantee such indebtedness of another Person, or issue or sell any debt securities or warrants or other rights to acquire any debt security of the Company or any of its Subsidiaries or enter into any capital lease, except for (A)  indebtedness for borrowed money incurred in the ordinary course of business under the Company’s existing revolving credit facility (or any replacement facility therefor) not to exceed $50,000,000 in the aggregate, (B) refinancings on commercially reasonable terms or (C) guarantees by the Company of indebtedness of wholly owned Subsidiaries of the Company or guarantees by Subsidiaries of indebtedness of the Company;

(k)                                  except as set forth in Section 6.1(k) of the Company Disclosure Letter, make or authorize any capital expenditure;

(l)                                     other than in the ordinary course of business, enter into any Contract that would have been a Material Contract had it been entered into prior to the date of this Agreement (other than as permitted by Section 6.1(j));

(m)                               make any changes with respect to accounting policies or procedures, except as required by changes in GAAP or Regulation S-X promulgated under the Exchange Act, based upon the advice of its independent auditors after consultation with Parent;

(n)                                 settle any pending or threatened civil, criminal or administrative actions, suits, claims, litigations, arbitrations, investigations or other proceedings for an amount to be paid by the Company or any of its Subsidiaries in excess of $150,000 or which would be reasonably likely to have any adverse impact on the operations of the Company or any of its Subsidiaries, or indemnify any Person other than pursuant to a contractual obligation to do so;

(o)                                 other than in the ordinary course of business, (A) amend or modify in any material respect, or terminate or waive any material right or benefit under, any Material Contract (other than as permitted by Section 6.1(j)) or in respect of any pending or threatened civil, criminal or administrative actions, suits, claims, litigations, arbitrations, investigations or other proceedings, or (B) cancel, modify or waive any debts or claims held by it or waive any rights having in each case a value in excess of $250,000;

(p)                                 except as required by Law, make any material Tax election or take any material position on any material Tax Return filed on or after the date of this Agreement or adopt any method therefor that is inconsistent with elections made, positions taken or methods used in preparing or filing similar Tax Returns in prior periods or settle or compromise any material tax liability;

(q)                                 sell, transfer, lease, license or otherwise dispose of any assets of the Company or its Subsidiaries except in the ordinary course of business or obsolete assets;

(r)                                    notwithstanding anything to the contrary in this Section 6.1, sell, lease, abandon, transfer, dispose of, license or grant material rights under any material Company IP Rights or materially modify any existing rights with respect thereto, except in the ordinary course of business consistent with past practice, or enter into any settlement regarding (i) the infringement of any material Company IP Rights or (ii) the breach of any license agreements governing use of material IP Rights;

(s)                                  terminate, establish, adopt, enter into, make any new grants or awards under, amend or otherwise modify, or accelerate vesting or payment under any Company Benefit Plans or enter into any new employment or compensatory agreements or arrangements with, or increase the salary, wage, bonus or other compensation payable or to become payable to, any directors, officers, employees or consultants of the Company or any of the Subsidiaries;

(t)                                    adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;

(u)                                 take any action, including the adoption of any shareholder rights plan, which would, directly or indirectly, restrict or impair the ability of Parent or Merger Sub to vote, or otherwise to exercise the rights and benefits of a shareholder with respect to, securities of the Company acquired or controlled or to be acquired or controlled by Parent or Merger Sub in accordance with this Agreement; or

(v)                                 agree or commit to do any of the foregoing.

6.2.                              Acquisition Proposals.  (a)  The Company agrees that neither it nor any of its Subsidiaries nor any of their respective officers, directors, employees, agents and representatives (any such Persons, including any investment banker, attorney or accountant, a “Representative”) shall, directly or indirectly, initiate, solicit, encourage or facilitate any inquiries or the making of any proposal or offer with respect to (1) a merger, consolidation, share exchange, reorganization or other business combination transaction involving the Company, (2) any acquisition of any equity or other ownership interests in the Company or any of its Subsidiaries representing, in the aggregate, 15% or more of the total voting power or economic interest of all of the outstanding equity or other ownership interest in the Company or an interest of equivalent value in any Subsidiary of the Company or (3) any acquisition of assets of the Company or any of its Subsidiaries representing 15% or more of the total assets of the Company and its Subsidiaries, taken as a whole (any such inquiry, proposal or offer being hereinafter referred to as an “Acquisition Proposal”).  The Company further agrees that neither it nor any of its Subsidiaries nor any of their respective Representatives shall, directly or indirectly, provide any confidential or non-public information or data to, or engage or participate in any discussions or negotiations with, any Person relating to an Acquisition Proposal, or otherwise encourage or facilitate any effort or attempt by any Person, in each case other than Parent or Merger Sub, to make or implement an Acquisition Proposal; provided, however, that nothing contained in this Agreement shall prevent the Company or the Company Board from (i) complying with its disclosure obligations under Sections 14d-9 and 14e-2 of the Exchange Act and the rules thereunder with regard to an Acquisition Proposal (but if any disclosure made to effect such compliance has the substantive effect of withdrawing, or modifying or qualifying in any manner adverse to Parent, the Board Recommendation or Board Approval or recommending or approving another Acquisition Proposal (each, a “Change In Recommendation”), Parent shall have the right to terminate this Agreement pursuant to Section 8.1(c)(i)) or (ii) at any time prior to, but not after, the purchase of Shares by Merger Sub pursuant to the Offer:  (A) providing confidential or non-public information in response to a request therefor by a Person who has made an unsolicited bona fide written Acquisition Proposal (assuming, for this purpose only, that all references to “15% or more” in the definition of such term were changed to “a majority”) which did not result from a breach of this Section 6.2 (a “Qualifying Acquisition Proposal”); (B) engaging or participating in any discussions or negotiations with any Person who has made a Qualifying Acquisition Proposal; or (C) approving or recommending to the holders of Shares a Qualifying Acquisition Proposal (or agreeing to take any such action), if and only to the extent that, (1) in the case of any action described in clause (A), (B) or (C) above, after consulting with outside legal counsel the Company Board determines in good faith that failing to take such action would constitute a breach by the directors of the Company of their fiduciary duties under applicable Law; (2) prior to taking any action described in clause (A) or (B) above, the Company and the other Person referred to in such clauses execute and deliver a written confidentiality agreement on terms substantially similar to those contained in the Confidentiality Agreement (as defined in Section 9.7);  (3) in the case of any action described in clause (B) or (C) above, the Company Board determines in good faith and after consulting with its financial advisors and outside counsel that the Qualifying Acquisition Proposal referred to in such clauses is (x) more favorable from a financial point of view to the Company’s stockholders than the Merger after taking into account any Revised Terms (as defined below) offered by Parent before such action is taken and all other relevant factors (including but not limited to the probability that such Qualifying Acquisition Proposal will be consummated and the time required to effect such consummation), (y) not subject to any financing or due diligence condition or contingency, and (z) reasonably likely to be consummated taking into account all legal, financial, regulatory (including, without limitation, any antitrust or competition approvals or non-objections) and other relevant factors (any such Qualifying Acquisition Proposal, a “Superior Proposal”) or, in the case of clauses (A) and (B) only, is reasonably likely to lead to a Superior Proposal; and (4) before taking any of the actions described in clause (B) or (C) above, the Company shall have provided written notice to Parent of the Company’s or the Company Board’s intention to take such action, at least three (3) business days shall have elapsed since the date on which Parent received such notice and the Company shall have complied with the provisions of Section 6.2(c). Any determination required or permitted to be made by the Company Board after the date of this Agreement under this Agreement shall be sufficient if approved by a majority of the total number of members thereof at a meeting duly called and held and at which a quorum was present and acting throughout.

(b)                                 The Company agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Person conducted heretofore with respect to any Acquisition Proposal.  The Company will promptly request each Person that has heretofore executed a confidentiality agreement in connection with its consideration of a transaction with the Company to return or destroy all confidential information furnished prior to the execution of this Agreement to or for the benefit of such Person by or on behalf of the Company or any of its Subsidiaries and to destroy all summaries, analyses or extracts of or based upon such information in the possession of such Person or any of its Representatives.  The Company agrees that it will take the necessary steps to promptly inform its Representatives of the obligations undertaken in this Section 6.2. None of the Company or any of its Subsidiaries will waive any provision of any confidentiality or standstill agreement to which it is a party without the prior written consent of Parent.

(c)                                  The Company agrees that it will notify Parent as promptly as practicable (and, in any event, within 24 hours) if any inquiries, proposals or offers with respect to any Acquisition Proposal or potential Acquisition Proposal are received by, any information relating thereto is requested from, or any discussions or negotiations relating thereto are sought to be initiated or continued with, it or any of its Representatives, indicating, in connection with such notice, the name of such Person and the material terms and conditions of any proposal or offer and thereafter shall keep Parent informed, on a current basis, as to the status and terms of any such proposal or offer and the status of any such discussions or negotiations. The Company also agrees to provide any information to Parent that it is providing to another Person pursuant to this Section 6.2 at the same time it provides it to such other Person. The Company agrees that during the three-business day periods described in subclause (4) of clause (ii) of the proviso in Section 6.2(a) and in Section 6.3, the Company shall negotiate in good faith with Parent with respect to any revisions to the terms of the transactions contemplated by this Agreement proposed by Parent. Any such revisions which Parent offers in writing to make which, if accepted by the Company, would be legally binding on the parties to this Agreement are referred to herein as “Revised Terms”.  The Company agrees that any material amendment to any Qualifying Acquisition Proposal will be deemed to be a new Qualifying Acquisition Proposal for purposes of this Section 6.2 and Section 6.3, including the notice and three-business day periods referred to therein.

6.3.                              Board Recommendation.  The Company Board shall not make a Change In Recommendation at any time prior to the purchase of Shares by Merger Sub pursuant to the Offer unless:  (i) the Company shall have provided written notice to Parent that the Company Board intends to take such action, at least three (3) business days shall have elapsed since the date on which Parent received such notice and the Company shall have complied with the applicable provisions of Section 6.2(c), (ii) the Company Board shall have determined in good faith, after consulting with its outside legal counsel and financial advisors and taking into account any Revised Terms, that failing to take such action would be a breach by the directors of the Company of their fiduciary duties under applicable Law and (iii) if the Change In Recommendation is being made primarily as a result of an Acquisition Proposal, such Acquisition Proposal is a Superior Proposal (it being agreed and understood by the parties that any Change in Recommendation shall not alter the Company Board’s approval of this Agreement, the Tender Agreements and the Transactions (including for purposes of Section 203 of the DGCL).  Unless and until the Board Recommendation has been withdrawn as permitted by this Agreement, the Board Approval and Board Recommendation shall be included in the Offer Documents and Proxy Statement (as hereinafter defined) and the Company Board shall take all reasonable and lawful action to solicit the adoption of this Agreement by the holders of Shares by the Company Requisite Vote at the Stockholders Meeting (as hereinafter defined).

6.4.                              Preparation of Proxy Statement; Stockholders Meeting.  (a)  Unless Parent and Merger Sub own 90% or more of the outstanding Shares (determined on a fully diluted basis) after purchasing Shares in the Offer, then as soon as practicable after such purchase the Company shall prepare in accordance with the rules and regulations of the SEC and file with the SEC a proxy statement of the Company (the “Proxy Statement”) in preliminary form soliciting proxies from the holders of Shares for the adoption of this Agreement for use at a special meeting of the stockholders of the Company to be called by the Company for the purpose of obtaining the Company Requisite Vote (the “Company Stockholders Meeting”).  Each of the Company and Parent shall use its reasonable best efforts to respond as promptly as practicable to any comments of the SEC with respect thereto. The Company and Parent shall cooperate with one another in connection with the preparation of the Proxy Statement.  The Company shall notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and shall supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement. If at any time prior to receipt of Company Stockholder Approval there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly prepare and mail to its stockholders such an amendment or supplement.  The Company shall not mail any Proxy Statement, or any amendment or supplement thereto, to which Parent reasonably objects, unless the Company is advised by outside counsel that it is required to do so by applicable Law.  The Company shall use its reasonable best efforts to cause the Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable after filing the Proxy Statement with the SEC and receiving clearance from the SEC with respect to such Proxy Statement.

(b)                                 Unless Parent and Merger Sub own 90% or more of the outstanding Shares (determined on a fully diluted basis) after purchasing Shares in the Offer, then as soon as practicable after such purchase the Company shall duly call, give notice of, convene and hold the Company Stockholders Meeting for the purpose of obtaining the Company Requisite Vote.  The Company shall, through the Company Board, recommend to its stockholders that they approve this Agreement and the Merger, except to the extent that the Company Board shall have withdrawn or modified its approval or recommendation of this Agreement, the Offer or the Merger as permitted by Section 6.3.  After Merger Sub’s purchase of the Shares in this Offer, the Company shall submit this Agreement to the holders of Shares for adoption by them at the Stockholders Meeting whether or not the Company Board has made a Change In Recommendation after the date hereof. If Parent and Merger Sub own 90% or more of the outstanding

Shares (determined on a fully diluted basis) after purchasing Shares in the Offer, the parties shall take all necessary and appropriate action to cause the Merger to become effective as soon as practicable thereafter without a stockholders meeting in accordance with Section 253 of the DGCL.

(c)                                  At the Stockholders Meeting, Parent and Merger Sub shall vote all Shares owned by them in favor of the adoption of this Agreement.

6.5.                              Filings; Other Actions; Notification.  (a)  The Company and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate the Offer, the Merger and the other transactions contemplated by this Agreement as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings (including by filing no later than five (5) business days after the date of this Agreement the notification and required form under the HSR Act and any other notifications or filings required by any other applicable foreign antitrust or competition laws required to be filed to consummate any of the Transactions) and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party or any Governmental Entity in order to consummate the Offer, the Merger or any of the other transactions contemplated by this Agreement; and provided, further, that nothing in this Section 6.5 (a) shall require, or be construed to require, (i) Parent or the Company to take or to refrain from taking any action, to agree to any restriction with respect to any assets or operations of Parent or the Company or their respective Subsidiaries, or to cause their respective Subsidiaries to do or agree to do any of the foregoing, in each case that would take effect prior to the Effective Time, or (ii) Parent or the Company to take or to refrain from taking any action, to agree to any restriction with respect to any assets or operations of Parent or the Company or their respective Subsidiaries, or to cause their respective Subsidiaries to do or agree to do any of the foregoing, if any such action, failure to act, restriction or agreement, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect or a material adverse effect on Parent and its Subsidiaries following the Effective Time (it being understood that, for this purpose, materiality shall be considered by reference to the results of operations, financial condition, cash flow, assets, liabilities, business and prospects of the Company and its Subsidiaries, taken as a whole, rather than that of Parent and its Subsidiaries, taken as a whole).

(b)                                 Subject to applicable Laws relating to the exchange of information, (i) the Company and Parent each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by Parent or the Company, as the case may be, or any of its Subsidiaries, from any third party or any Governmental Entity with respect to the Merger and the other transactions contemplated by this Agreement, (ii) Parent and the Company shall have the right to review in advance, and to the extent practicable each will consult the other on, all of the information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the Offer, the Merger and the other transactions contemplated by this Agreement, (iii) each party shall provide the other with copies of all correspondence between it (or its advisors) and any Governmental Entity relating to the transactions contemplated by this Agreement, (iv) to the extent reasonably practicable, all telephone calls and meetings with a Governmental Entity regarding the transactions contemplated by this Agreement shall include Representatives of Parent and the Company, (iv) the Company shall give Parent the opportunity to participate fully in the conduct of the defense or the settlement of any litigation against the Company and its directors relating to any of the Transactions and the Company shall not settle any such litigation without Parent’s prior written consent. In exercising the foregoing rights, each of the Company and Parent shall act reasonably and as promptly as practicable.

(c)                                  To the extent permitted by applicable Law, the Company and Parent each shall, upon request by the other, furnish the other with all information concerning itself, its affiliates, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with (in the case of the Company) the Offer Documents or (in the case of Parent) the Schedule 14D-9 and Proxy Statement or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective affiliates to any third party and/or any Governmental Entity in connection with the Offer, the Merger and the other transactions contemplated by this Agreement.

(d)                                 The Company shall promptly notify Parent in writing of:  (i) the discovery by the Company of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in any representation or warranty made by the Company in this Agreement; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by the Company in this Agreement if (y) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (z) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any material breach of any covenant or obligation of the Company; and (iv) any event, condition, fact or circumstance that would make the timely satisfaction of any condition set forth in Article VII or Exhibit 1 impossible or unlikely or that has had or could reasonably be expected to have a Company Material Adverse Effect.  No notification given to Parent pursuant to this Section 6.5(d) shall limit or otherwise affect any of the representations, warranties, covenants or obligations of the Company contained in this Agreement.

(e)                                  Parent shall promptly notify the Company in writing of:  (i) the discovery by Parent of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in any representation or warranty made by Parent in this Agreement; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by Parent in this Agreement if (y) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (z) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any material breach of any covenant or obligation of Parent; and (iv) any event, condition, fact or circumstance that would make the timely satisfaction of any condition set forth in Article VII or Exhibit 1 impossible or unlikely or that has had or could reasonably be expected to have a Parent Material Adverse Effect.  No notification given to the Company pursuant to this Section 6.5(e) shall limit or otherwise affect any of the representations, warranties, covenants or obligations of Parent contained in this Agreement.

6.6.                              Access.  (a)  Subject to applicable Law, upon reasonable notice, the Company and Parent each shall (and shall cause its Subsidiaries to) afford the other’s Representatives (including, for this purpose, environmental consultants) reasonable access, during normal business hours throughout the period prior to the Effective Time, to its properties, books, contracts and records and, during such period, each shall (and shall cause its Subsidiaries to) furnish promptly to the other all information concerning its business, properties and personnel as may reasonably be requested, provided that no investigation pursuant to this Section 6.6 shall affect or be deemed to modify any representation or warranty made by the Company, Parent or Merger Sub, and provided, further, that the foregoing shall not require the Company or Parent (i) to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company or Parent, as the case may be, would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality if the Company or Parent, as the case may be, shall have used reasonable efforts to obtain the consent of such third party to such inspection or disclosure or (ii) to disclose any privileged information of the Company or Parent, as the case may be, or any of its Subsidiaries.  All requests for information made pursuant to this Section 6.6 shall be directed to an executive officer of the Company or Parent, as the case may be, or such Person as may be designated by either of their executive officers, as the case may be.  All such information shall be governed by the terms of the Confidentiality Agreement.

(b)                                 Without limiting the generality of Sections 6.5(a) and 6.6(a), the Company shall, and shall cause its Subsidiaries and its and their respective Representatives to, use their reasonable best efforts to cooperate on a timely basis with Parent’s and Merger Sub’s efforts to obtain funding for the Transactions (and facilitating the syndication thereof) by way of (i) participating in due diligence sessions; (ii) assisting Parent, Merger Sub and its financing sources in preparing bank information memoranda and similar documents (including historical and pro-forma financial statements and information to the extent reasonably requested by Merger Sub); (iii) recording documents and executing and delivering financing documents (or ensuring the execution and delivery thereof) and other requested certificates or documents, including a certificate of the chief financial officer of the Company or any of its Subsidiaries with respect to solvency matters, comfort letters of accountants, consents of accountants for use of their reports in any materials relating to such funding, legal opinions, surveys and title insurance; (iv) providing reasonable direct contact between Parent’s and Merger Sub’s lenders involved in the funding process and their counsel and advisors (collectively, the “Funding Arrangers”) and the officers and directors of the Company and its Subsidiaries; and (v) permitting the Funding Arrangers to evaluate the Company’s and each of its Subsidiaries’ current assets, cash management and accounting systems, policies and procedures relating thereto for the purposes of establishing collateral arrangements and establishing bank and other accounts and blocked account agreements and lock box arrangements in connection with the foregoing and to conduct a due diligence investigation of the Company and its Subsidiaries in connection with any bank financing, including access to outside accountants and key customers and key suppliers); provided that (1) such requested cooperation does not materially and adversely interfere with the ongoing operations of the Company or any of its Subsidiaries and (2) none of the Company or any of its Subsidiaries shall be required to pay any commitment or other similar fee or incur any other expense in connection with their cooperation in the funding process prior to the Effective Time.

6.7.                              Stock Exchange Listing and De-listing.  The Surviving Corporation shall use its best efforts to cause the Shares to be no longer quoted on Nasdaq and de-registered under the Exchange Act as soon as practicable following the Effective Time.

6.8.                              Publicity.  The initial press release regarding the Transactions shall be a joint press release and thereafter the Company and Parent each shall consult with each other prior to issuing any press releases or otherwise making public announcements with respect to the Offer, the Merger or any of the other transactions contemplated by this Agreement and prior to making any filings with any third party or any Governmental Entity (including any national securities exchange or interdealer quotation service) with respect thereto, except as may be required by Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation service or by the request of any Governmental Entity or as otherwise expressly contemplated in this Agreement.

6.9.                              Employee Benefits.  Parent agrees, during the period commencing at the Effective Time and ending on the first anniversary thereof, to use good faith efforts to provide the employees of the Company and its Subsidiaries with pension and welfare benefits under employee benefit plans (other than plans involving the issuance of securities of the Company or Parent) that are no less favorable in the aggregate than those currently provided by the Company and its Subsidiaries to such employees; provided, however, that nothing hereto shall preclude Parent or any of its affiliates from terminating

Company Benefit Plans, or require Parent or any of its affiliates to retain the employment of any particular employee of the Company.

6.10.                        Expenses.  The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the transactions contemplated in Article IV.  Except as otherwise provided in Section 8.2, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense, except that expenses incurred in connection with the filing fees for the HSR notification and report form and Schedule TO and the publishing, printing or mailing of the Offer Documents, Schedule 14D-9 and, if applicable, the Proxy Statement (but not the attorney’s fees related thereto, which shall be paid by the party incurring such expense) shall be shared equally by Parent and the Company.

6.11.                        Indemnification; Directors’ and Officers’ Insurance.  (a)  Parent agrees that, from and after the Effective Time, the Surviving Corporation will indemnify and hold harmless each past and present director and officer of the Company and any of its Subsidiaries (in each case, for acts or failures to act in such capacity) (the “Indemnified Parties”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities (collectively, “Costs”) incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted under Delaware law and its certificate of incorporation or by-laws as in effect on the date of this Agreement to indemnify such Person (and Parent shall also advance expenses as incurred to the fullest extent permitted under applicable Law, provided, however, that the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification).

(b)                                 Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 6.11, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Parent thereof.  In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) Parent or the Surviving Corporation shall have the right to assume the defense thereof and, if Parent agrees to assume such defense, Parent shall not be liable to such Indemnified Parties for any legal expenses of the Indemnified Parties’ counsel or any other expenses incurred by such Indemnified Parties after Parent assumes such defense, (ii) the Indemnified Parties will cooperate, at Parent’s expense, in the defense of any such matter, and (iii) Parent shall not be liable for any settlement effected without its prior written consent; provided, however, that Parent shall not have any obligation hereunder to any Indemnified Party if and when a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

(c)                                  The Surviving Corporation shall maintain the Company’s existing officers’ and directors’ liability insurance (“D&O Insurance”) for a period of six years after the Effective Time so long as the annual premium therefor is not in excess of 200% of the last annual premium paid prior to the date of this Agreement, which is set forth on Section 6.11 of the Company Disclosure Letter (the “Current Premium”); provided, however, that if the existing D&O Insurance exceeds 200%, expires, is terminated or cancelled during such six-year period, the Surviving Corporation shall obtain as much D&O Insurance as can be obtained for the remainder of such period for a premium not in excess (on an annualized basis) of 200% of the Current Premium (such 200% amount, the “Maximum Annual Premium”).  In addition, the Company may purchase a six-year “tail” prepaid policy prior to the Effective Time on terms and conditions no less advantageous to the Indemnified Parties than the existing directors’ and officers’ liability insurance maintained by the Company; provided, that the amount paid by the Company shall not exceed six times the Maximum Annual Premium.  If such “tail” prepaid policy has been obtained by the Company prior to the Closing, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain such policy in full force and effect, for its full term, and continue to honor their respective obligations thereunder, and all other obligations under this Section 6.11(c) shall terminate.

(d)                                 If the Surviving Corporation or any of its successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation shall assume all of the obligations set forth in this Section 6.11.

6.12.                        Takeover Statute.  If any Takeover Statute is or may become applicable to the Shares, the Offer, the Merger or the other transactions contemplated by this Agreement or the Tender Agreements, each of Parent and the Company and its Board of Directors shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such Takeover Statute on the Shares, the Offer, the Merger or such other transactions contemplated hereby or by the Tender Agreements, as applicable.

ARTICLE VII

Conditions

7.1.                              Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

(a)                                  Stockholder Approval.  If Parent and Merger Sub own less than 90% of the outstanding Shares (determined on a fully diluted basis) after purchasing Shares in the Offer, this Agreement shall have been approved by the Company Requisite Vote;

(b)                                 No Restraints.  No statute, law, ordinance, rule, regulation, judgment, order, writ, injunction, decree or award (whether temporary, preliminary or permanent) enacted, issued, promulgated, enforced or entered by any Governmental Entity is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger or the other transactions contemplated by this Agreement (collectively, an “Order”).

(c)                                  Purchase of Shares in Offer.  Merger Sub shall have accepted for payment and purchased, or caused to be accepted for payment and purchased, all Shares validly tendered and not withdrawn pursuant to the Offer (provided that the purchase of Shares pursuant to the Offer shall not be a condition to the obligations of Parent and Merger Sub hereunder if Merger Sub shall fail to accept payment and pay for Shares pursuant to the Offer in violation of the terms of this Agreement).

ARTICLE VIII

Termination

8.1.                              Termination.  This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Effective Time, whether before or after Stockholder Approval,

(a)                                  by mutual written consent of Parent, Merger Sub and the Company;

(b)                                 by either Parent or the Company by action of its board of directors:  (i) if Merger Sub has not accepted Shares for payment pursuant to the Offer on or before the Outside Date; (ii) if any Order permanently enjoining, restraining or otherwise prohibiting the Merger exists and such Order shall have become final and nonappealable or (iii) if the Offer shall have terminated or expired in accordance with its terms without Merger Sub having purchased any Shares pursuant to the Offer; provided, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to any party that has breached its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the event which gave rise to the termination right under this Section 8.1(b); or

(c)                                  by Parent, (i) if the Company Board shall have made a Change in Recommendation; (ii) if there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation or warranty shall have become untrue or incorrect on any date subsequent to the date of this Agreement, in each case in a manner that would cause any condition in Exhibit 1 hereto not to be satisfied and such breach or failure to be true or correct is not curable or, if curable, has not been cured within 30 days after written notice thereof has been given by Parent or Merger Sub to the Company, or (iii) if the Company shall have materially breached any of its obligations under Sections 6.2 or 6.3 of this Agreement; provided, however, that this Agreement may not be terminated pursuant to this Section 8.1(c) after Merger Sub has purchased Shares pursuant to the Offer;

(d)                                 by the Company, if Parent or Merger Sub breaches or fails to perform in any material respect any of its representations, warranties, covenants or agreements contained in this Agreement, which breach or failure to perform has had or would reasonably be expected to have a Parent Material Adverse Effect and is not curable or, if curable, has not been cured within thirty (30) days after the giving of written notice to Parent of such breach; provided, however, that this Agreement may not be terminated pursuant to this Section 8.1(d) after Merger Sub has purchased Shares pursuant to the Offer.

8.2.                              Effect of Termination and Abandonment.

(a)                                  In the event of termination of this Agreement and the abandonment of the Transaction pursuant to this Article VIII, this Agreement (other than as set forth in Section 9.1) shall become void and of no effect with no liability on the part of any party hereto (or of any of its directors, officers or other Representatives); provided, however, that no such termination shall relieve any party hereto of any liability or damages resulting from any breach of this Agreement prior to such termination.

(b)                                 In the event that either:

(i)                                     at any time after the date of this Agreement and prior to its termination a bona fide Acquisition Proposal (assuming, for this purpose only, that all references to “15%” in the definition of such term were changed to “40%”) (a “Covered Proposal”)) shall have been made (or, if made prior to the date of this Agreement, been reaffirmed thereafter) to the Company or any of its Subsidiaries or its stockholders or any Person shall have publicly announced an intention (whether or not conditional) to make a Covered Proposal with respect to the Company or any of its Subsidiaries and thereafter this Agreement is terminated (A) by either Parent or the Company pursuant to Section

8.1(b)(i) or Section 8.1(b)(iii) or (B) by Parent pursuant to Section 8.1(c)(ii) and, in each case, any such Covered Proposal or publicly announced intention which shall have been so made (or reaffirmed) shall not have been withdrawn at the time of the event that gave rise to the termination right; or

(ii)                                  this Agreement is terminated by Parent pursuant to Section 8.1(c)(i) or Section 8.1(c)(iii),

then the Company shall promptly, but in no event later than two days after the date of such termination, pay Parent a termination fee of $7.5 million (the “Termination Fee”) and shall promptly, but in no event later than two days after being notified of such by Parent, pay all of the documented out-of-pocket expenses, including those of the Paying Agent and any dealer manager, incurred by Parent or Merger Sub in connection with this Agreement and the transactions contemplated by this Agreement up to a maximum amount of $1.5 million, in each case payable by wire transfer of same day funds; provided, however, that no Termination Fee shall be payable with respect to a termination described in clause (i) of this Section 8.2(b) unless and until the Company consummates, or enters into a definitive agreement providing for, any Covered Proposal with any Person (other than Parent or its affiliates) within 15 months after the date on which this Agreement is so terminated.

(c)                                  The Company acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and Merger Sub would not enter into this Agreement; accordingly, if the Company fails to promptly pay any amount due pursuant to this Section 8.2, and, in order to obtain such payment, Parent or Merger Sub commences a suit that results in a judgment against the Company for the fee, charges or expenses to which reference is made in this Section 8.2, the Company shall pay to Parent or Merger Sub its reasonable costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.  Notwithstanding anything to the contrary in this Agreement, the parties hereby acknowledge that in the event that the Termination Fee and/or out-of-pocket expenses become payable and are paid by the Company pursuant to this Section 8.2, the Termination Fee and out-of-pocket expenses shall be Parent’s and Merger Sub’s sole and exclusive remedy for monetary damages under this Agreement.

ARTICLE IX

Miscellaneous and General

9.1.                              Survival.  This Article IX and the agreements of the Company, Parent and Merger Sub contained in Sections 4.2 (Exchange of Certificates), 4.3

(Dissenters’ Rights), 6.9 (Employee Benefits), and 6.11 (Indemnification; Directors’ and Officers’ Insurance) shall survive the consummation of the Merger.  This Article IX, the agreements of the Company, Parent and Merger Sub contained in Section 6.10 (Expenses), Section 8.2 (Effect of Termination and Abandonment) and the Confidentiality Agreement shall survive the termination of this Agreement.  All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement.

9.2.                              Modification or Amendment.  Subject to applicable Law, at any time prior to the Effective Time, this Agreement may be amended, modified or supplemented in writing by the parties hereto, by action of the Board of Directors of the respective parties.

9.3.                              Waiver of Conditions.  The conditions to each of the parties’ obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Law.

9.4.                              Counterparts.  This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

9.5.                              GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL.  (a)  THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF.  The parties hereby irrevocably submit to the jurisdiction of the courts of the State of Delaware and the Federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Delaware State or Federal court.  The parties hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.6 or in such other manner as may be permitted by law shall be valid and sufficient service thereof.

(b)                                 EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.5.

9.6.                              Notices.  Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by facsimile:

if to Parent or Merger Sub

Simrad Yachting AS

Birger Jarlsgatan 14

114 34 Stockholm, Sweden

Attn: Mr. Hugo Maurstad

fax:  +46 8 678 91 01

with a copy to (which shall not constitute notice):

Sullivan & Cromwell LLP,
125 Broad Street, New York, NY 10004
fax:  (212) 558-3588

Attention:                                         Duncan C. McCurrach

if to the Company

Lowrance Electronics, Inc.

12000 E. Skelly Drive, Tulsa, OK 74128-2486

fax:  918-234-1729

Attention:  Darrell Lowrance

with a copy to (which shall not constitute notice):

Locke Liddell & Sapp LLP,
3400 JP Morgan Chase Tower, 600 Travis, Houston, Texas 77002
 fax:  (713) 223-3717

Attention:  Marcus A. Watts

or to such other Persons or addresses as may be designated in writing by the party to receive such notice as provided above.  Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; three business days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful transmission if sent by facsimile (provided that if given by facsimile such notice, request, instruction or other document shall be followed up within one business day by dispatch pursuant to one of the other methods described herein); or on the next business day after deposit with an overnight courier, if sent by an overnight courier.

9.7.                              Entire Agreement.  This Agreement (including any exhibits hereto), the Company Disclosure Letter, the Parent Disclosure Letter and the Confidentiality Agreement, dated January 4, 2006, between Parent and the Company (the “Confidentiality Agreement”) constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof.

9.8.                              No Third Party Beneficiaries.  Except as provided in Section 8.2 (Effect of Termination and Abandonment), this Agreement is not intended to, and does not, confer upon any Person other than the parties who are signatories hereto any rights or remedies hereunder.

9.9.                              Obligations of Parent and of the Company.  Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action.  Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

9.10.                        Definitions.  Each of the terms set forth in Annex A is defined in the Section of this Agreement set forth opposite such term.

9.11.                        Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions hereof.  If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

9.12.                        Interpretation; Construction.  (a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.  Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(b)                                 The parties have participated jointly in negotiating and drafting this Agreement.  In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(c)                                  Each of the Company and Parent has or may have set forth information in its respective disclosure letter in a section thereof that corresponds to the section of this Agreement to which it relates.  A matter set forth in one section of a disclosure letter need not be set forth in any other section of the disclosure letter so long as its relevance to the latter section of the disclosure letter or section of the Agreement is readily apparent on the face of the information disclosed in the disclosure letter to the Person to which such disclosure is being made.  The fact that any item of information is disclosed in a disclosure letter to this Agreement shall not be construed to mean that such information is required to be disclosed by this Agreement.  Such information and the dollar thresholds set forth herein shall not be used as a basis for interpreting the terms “material,” “Company Material Adverse Effect,” “Parent Material Adverse Effect” or other similar terms in this Agreement.

9.13.                        Assignment.  This Agreement shall not be assignable by operation of law or otherwise; provided, however, that Parent may designate, by written notice to the Company, another wholly owned direct or indirect Subsidiary to be a Constituent Corporation in lieu of Merger Sub, in which event all references herein to Merger Sub shall be deemed references to such other subsidiary, except that all representations and warranties made herein with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other Subsidiary as of the date of such designation.  Any purported assignment in violation of this Agreement is void.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

LOWRANCE ELECTRONIC, INC.

By	/s/ Darrell J. Lowrance
	Name:	Darrell J. Lowrance
	Title:	President and CEO

SIMRAD YACHTING AS

By	/s/ Hugo Maurstad
	Name:	Hugo Maurstad
	Title:	Chairman

By	/s/ Reynir Indahl
	Name:	Reynir Indahl
	Title:	Director

NAVICO ACQUISITION CORP.

By	/s/ Hugo Maurstad
	Name:	Hugo Maurstad
	Title:	Chairman

ANNEX A

DEFINED TERMS

Terms	Section

Acquisition Proposal	6.2(a)
Agreement	Preamble
Affiliate	1.3(a)
Audit Committee Requirements	1.3(b)
Bankruptcy and Equity Exception	5.1(c)
Bankruptcy Code	5.1(d)(iv)
Beneficial Ownership	1.3(a)
Board Approval	5.1(c)(ii)
Board Recommendation	5.1(c)(ii)
Business Day	1.1(a)
By-laws	2.2
Certificate	4.1(a)
Certificate of Incorporation	2.1
Certificate of Merger	1.7
Change In Recommendation	6.2(a)
Closing	1.6
Closing Date	1.6
Code	4.2(f)
Common Stock	1.1
Company	Preamble
Company Audit Date	5.1(e)
Company Benefit Plans	5.1(i)(i)
Company Board	1.1(b)
Company Certificate	5.1(a)
Company Disclosure Letter	5.1
Company ERISA Affiliate	5.1(i)(iii)
Company ERISA Plans	5.1(i)(ii)
Company IP Rights	5.1(q)(ii)(B)
Company Material Adverse Effect	5.1(a)
Company Material Contract	5.1(r)(ii)
Company Options and Awards	5.1(b)
Company Pension Plan	5.1(i)(ii)
Company Reports	5.1(e)
Company Requisite Vote	5.1(c)
Company Stockholders Meeting	6.4(a)
Confidentiality Agreement	9.7
Constituent Corporations	Preamble
Contract	5.1(d)(ii)
Costs	6.11
Covered Proposal	8.2(b)(i)
Current Premium	6.11(c)

DGCL	1.5
D&O Insurance	6.11(c)
Dissenting Shares	4.1(a)
Dissenting Stockholders	4.1(a)
Effective Time	1.7
Employees	5.1(i)(i)
Environmental Laws	5.1(k)
Environmental Liability	5.1(k)
ERISA	5.1(i)(i)
Exchange Act	1.1(a)
Exchange Funds	4.2(a)
Excluded Shares	4.1(a)
Existing Directors	1.3(b)
Funding Arrangers	6.6(b)
GAAP	5.1(e)(ii)
Governmental Entity	5.1(d)
Hazardous Substance	5.1(k)
HSR Act	5.1(b)
Indemnified Parties	6.11(a)
IP Contracts	5.1(q)(ii)(A)
IP Rights	5.1(q)
IRS	5.1(i)(i)
J.P. Morgan	5.1(c)(iii)
Law	5.1(j)(i)
Liens	5.1(b)
Maximum Annual Premium	6.11(c)
Merger Consideration	4.1(a)
Merger Sub	Preamble
Multiemployer Plan	5.1(i)(ii)
Nasdaq	1.3(a)
Offer	1.1(a)
Offer Documents	1.1(b)
Offer Price	1.1(a)
Order	7.1(b)
Outside Date	8.1(b)(a)
Parent	Preamble
Parent Companies	4.1(a)
Parent Disclosure Letter	5.2
Parent Material Adverse Effect	5.2(a)
Paying Agent	4.2(a)
PBGC	5.1(i)(iii)
Permits	5.1(j)
Person	4.1(a)
Proxy Statement	6.4(a)
Purchase Date	1.4(b)

Qualifying Acquisition Proposal	6.2(a)
Regulation M-A	1.1(b)
Representative	6.2(a)
Revised Terms	6.2(c)
SEC	1.1(b)
Schedule 14D-9	1.2(a)
Securities Laws	1.1(b)
Shares	1.1(a)
SOX Act	5.1(e)
Stock Plan	5.1(b)
Subsidiary	4.1(a)
Superior Proposal	6.2(a)
Surviving Corporation	1.5
Takeover Statute	5.1(k)
Tax	5.1(n)
Tax Return	5.1(n)
Taxable	5.1(n)
Taxes	5.1(n)
Tender Agreements	Preamble
Termination Fee	8.2(b)(iv)
Third-Party IP Rights	5.1(q)(ii)(B)
Top-Up Closing	1.4(c)
Top-Up Option	1.4
Top-Up Option Shares	1.4
Trade Secrets	5.1(q)
Transactions	5.1(c)(ii)
Voting Debt	5.1(b)

EXHIBIT 1

Conditions to the Offer

Notwithstanding any other provision of the Offer or this Agreement and without limiting Merger Sub’s right to extend the Offer as permitted by this Agreement, Merger Sub shall not be obligated to accept for payment any Shares tendered pursuant to the Offer until the expiration or early termination of all waiting periods applicable to the Offer under the HSR Act, the German Act Against Restraints of Competition and the Norwegian Competition Act (collectively, the “Antitrust Condition”) and Merger Sub shall not be obligated to accept for payment or pay for, and may delay the acceptance for payment of or payment for, any Shares tendered pursuant to the Offer if (i) as of the expiration time for the Offer there shall not have been validly tendered and not withdrawn pursuant to the Offer that number of Shares which, together with all other Shares owned by Parent or Merger Sub, would represent at least a majority of the number and voting power of the outstanding Shares (determined on a fully diluted basis) (the “Minimum Condition”) or (ii) on or after the date of this Agreement and at or prior to the time of payment for any Shares pursuant to the Offer (whether or not any Shares have theretofore been accepted for payment), any of the following events or conditions shall occur or exist:

(a)                                  there shall be pending any suit, action or proceeding by or before any Governmental Entity against Parent, Merger Sub, the Company or any Subsidiary of the Company that seeks to (i) prohibit or impose any material limitations on the ownership or operation by the Parent, Merger Sub, the Company or any Subsidiary of the Company of all or a material portion of their businesses or assets, taken as a whole, or to compel Parent or Merger Sub or their respective Subsidiaries or affiliates to dispose of, license or hold separate any material portion of the business or assets of the Company and its Subsidiaries or Parent and its Subsidiaries, in each case taken as a whole, (ii) restrain or prohibit the making or consummation of the Offer or the Merger, (iii) obtain from the Company, Parent or any of their Subsidiaries damages in connection with the consummation of the Offer or the Merger which suit, action or proceeding would reasonably be expected to have a Company Material Adverse Effect or a material adverse effect on the results of operations, financial condition, cash flow, assets, liabilities, business or prospects of Parent and its Subsidiaries, taken as a whole, (iv) prohibit or impose material limitations on the ability of Merger Sub to accept for payment, pay for or purchase the Shares pursuant to the Offer or the Merger, or (v) prohibit or impose material limitations on the ability of Merger Sub or Parent to effectively to exercise full rights of ownership of the Shares, including the right to vote the Shares purchased or owned by them on all matters properly presented to the Company’s shareholders;

(b)                                 there shall be any statute, law, rule, regulation, order, writ, injunction, decree or award enacted, entered, enforced, promulgated or deemed applicable to the Offer or Merger by or on behalf of a Governmental Entity, or any other action shall be taken by a Governmental Entity, which would reasonably be expected to result, directly or indirectly, in any of the consequences referred to in paragraph (a) above;

(c)                                  since the date of this Agreement, any fact, change, event, development or circumstance shall have occurred, arisen or come into existence or become known to the Company, Parent or Merger Sub which, individually or in the aggregate, have had or would reasonably be expected to have a Company Material Adverse Effect;

(d)                                 (i) any representation and warranty made by the Company in Section 5.1(a), 5.1(b), 5.1(c), 5.1(d)(ii)(A), or 5.1(k) of this Agreement shall not have been true and correct in all material respects when made or as of any subsequent date (assuming it was made on and as of such subsequent date) or (ii) any of the other representations and warranties of the Company set forth in this Agreement shall not have been true and correct when made or as of any subsequent date (assuming it was made on and as of such subsequent date) without giving effect to any materiality or Company Material Adverse Effect qualifications contained therein, except in the case of this clause (ii) only for any such failures to be true and correct which, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect; provided, however, that notwithstanding the foregoing for purposes of this condition any such representation and warranty which is expressly given as of a specified earlier date will only be required to be true and correct as of such earlier date;

(e)                                  the Company shall have breached or failed to perform or comply with in any material respect any agreement or covenant of the Company under this Agreement;

(f)                                    Merger Sub shall have failed to receive a certificate executed by the Chief Executive Officer and Chief Financial Officer of the Company, dated as of the scheduled expiration of the Offer, to the effect that the conditions set forth in paragraphs (c), (d) and (e) of this Exhibit 1 have not occurred; or

(g)                                 this Agreement shall have been terminated in accordance with its terms;

which, in the sole judgment of Merger Sub or Parent, in any such case, and regardless of the circumstances giving rise to any such condition (including any action or inaction by Parent or any of its affiliates), makes it inadvisable to proceed with such acceptance for payment or payment.

The foregoing conditions are for the sole benefit of Merger Sub and Parent and may be asserted by Merger Sub or Parent regardless of the circumstances giving rise to such condition or may be waived by Merger Sub and Parent in whole or in part at any time and from time to time in their sole discretion; provided, however, that neither the Minimum Condition or the Antitrust Condition may be waived without the prior written consent of the Company. The failure by Parent, Merger Sub or any other affiliate of Parent at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

Terms used in this Exhibit 1 which are defined in the Merger Agreement shall have the meanings assigned to such terms in the Merger Agreement.

EXHIBIT 2

Form of Tender Agreement

January     , 2006

[Name]
[Address]

Dear Mr. [Name]:

This letter is to confirm our agreement regarding all of the shares of common stock, par value $0.10 per share (“Common Stock”), of LOWRANCE ELECTRONICS, INC., a corporation incorporated under the laws of Delaware (the “Company”), beneficially owned by you and your affiliates and any other shares of Common Stock as to which you or your affiliates may hereafter acquire beneficial ownership (collectively, the “Subject Shares”), which agreement was required to induce SIMRAD YACHTING AS, a stock corporation incorporated under the laws of Norway (“Parent”), and NAVICO ACQUISITION CORP., a wholly owned subsidiary of Parent incorporated under the laws of the State of Delaware (“Merger Sub”), to enter into the Agreement and Plan of Merger, dated the date hereof (the “Merger Agreement”), among Parent, Merger Sub and the Company. Terms used but not defined herein which are defined in the Merger Agreement shall have the meanings ascribed to them in the Merger Agreement.

Subject to the terms and conditions hereof, you hereby agree (i) as soon as practicable after the commencement of the Offer by Merger Sub but in no event later than the fifth business day after commencement of the Offer by Merger Sub you will tender, or cause to be tendered, and not withdraw all of the Subject Shares pursuant to the Offer, (ii) to vote or cause to be voted all of Subject Shares against any Acquisition Proposal other than the Offer and Merger, or any other matters which could reasonably be expected to impede, interfere, delay or adversely affect the consummation of the Offer, Merger or other transactions contemplated by the Merger Agreement, (iii) to comply with all restrictions and obligations imposed on Representatives by Section 6.2 of the Merger Agreement and (iv) not to sell, transfer, assign, pledge, encumber or dispose of, or grant a proxy or enter into a voting agreement or trust or similar arrangement with respect to, any of the Subject Shares (other than pursuant to this letter agreement or the Offer or to or with Parent or Merger Sub). In furtherance of your voting agreement in clause (ii) of the preceding sentence, you hereby revoke any and all previous proxies with respect to any of the Subject Shares and grant to Parent and such individuals or corporations as Parent may designate an irrevocable proxy to vote all of the Subject Shares owned by you in accordance with such clause. You hereby acknowledge that the proxy granted by the foregoing is coupled with an interest and is irrevocable. In addition, you hereby agree to execute such additional documents as Parent may reasonably request to effectuate its proxy and voting rights under this paragraph. You hereby authorize Merger Sub to notify the Company’s transfer agent for the Shares that a stop transfer restriction is imposed with respect to all of the Subject Shares and that this letter agreement places limits on the transfer of the Subject Shares.

You hereby represent and warrant that (i) you are the sole record and beneficial owner of, and have sole and full right, power and authority to sell and vote                         Subject Shares, which represent all of the Subject Shares beneficially owned by you as of the date of this letter agreement, (ii) you will have or will obtain prior to the expiration of the Offer the sole and full right, power and authority to sell and vote any Subject Shares as to which you gain beneficial ownership after the date of this letter agreement, (iii) you have full power and authority to execute, deliver and perform your obligations under this letter agreement and to consummate the transactions contemplated hereby, (iv) this letter agreement has been duly executed and delivered by you and constitutes a valid and legally binding obligation of you, enforceable against you in accordance with its terms subject only to the Bankruptcy and Equity Exception, and (v) neither the execution, delivery or performance by you of this letter agreement nor the consummation by you of the transactions contemplated hereby will constitute a violation of, or conflict with, or default under, any applicable Law or any contract, commitment, agreement, understanding, arrangement or restriction of any kind to which you or any of your affiliates are a party or by which you or any such affiliate or the Subject Shares are bound.

We each hereby agree that you are not making any agreement or understanding herein in any capacity other than in your capacity as a stockholder of the Company. Nothing contained in this letter agreement shall restrict you from taking in good faith and after consultation with outside counsel any actions, or in any way limit any actions that you may take, necessary to discharge your fiduciary duties as a director of the Company.

This letter agreement will terminate, and all rights and obligations of the parties hereunder shall terminate, concurrently with the earlier of (i) the purchase of all of the Subject Shares in the Offer and (ii) termination of the Merger Agreement in accordance with its terms. No such termination shall relieve any party from liability for any willful breach of this letter agreement.

Each party shall be entitled, without prejudice to the rights and remedies otherwise available to such party, to specific performance of all of the other party’s obligations hereunder. This letter agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to the conflict of laws principles thereof. Each of the parties shall pay its own expenses in connection with the execution and performance of this letter agreement.

This letter agreement (i) is not intended to, and does not, confer upon any person or entity other than the parties who are signatories hereto any rights or remedies hereunder, (ii) constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and

(iii) may be executed in any number of counterparts, each of which shall be deemed to be an original. No provision of this letter agreement may be amended or waived unless such amendment or waiver is in writing and signed, in the case of an amendment, by all parties hereto or, in the case of a waiver, by the waiving party. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

If any term, provision, covenant or restriction of this letter agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this letter agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

If the foregoing correctly sets forth our agreement, please sign both copies of this letter agreement in the space provided below and return one copy to us, whereupon this letter agreement will constitute a binding agreement among us.

Sincerely,

SIMRAD YACHTING AS

By
Name:
Title:

By
Name:
Title:

NAVICO ACQUISITION CORP.

By
Name:
Title:

Acknowledged and agreed as of the date first written above:

By: